Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
by and among
Ligand Pharmaceuticals Incorporated,
XSP Merger, Inc.,
xCella Biosciences, Inc.,
and
Eton Venture Services, Ltd. Co.,
as Stockholders’ Representative

Dated as of September 8, 2020

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 8, 2020, is made and entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”), XSP Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), xCella Biosciences, Inc., a Delaware corporation (the “Company”), and Eton Venture Services, Ltd. Co., a Texas limited liability company, in its capacity as Stockholders’ Representative (as hereinafter defined).
RECITALS
WHEREAS, Parent, Merger Sub and the Company desire to effect a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (as hereinafter defined);
WHEREAS, the Company Board (as hereinafter defined) (a) has determined that it is in the best interests of the Company and the stockholders of the Company (collectively, the “Stockholders”), and has declared it advisable, to enter into this Agreement, (b) has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions (as hereinafter defined), including the Merger, and (c) has resolved to recommend adoption of this Agreement and approval of the Transactions, including the Merger, by the Stockholders;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company is delivering to Parent a written consent (the “Stockholder Written Consent”), representing the Company Stockholder Approval (as hereinafter defined) in accordance with the DGCL, the Certificate of Incorporation and the Bylaws (each as hereinafter defined);
WHEREAS, (a) the board of directors of Parent and the board of directors of Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the Transactions, including the Merger, and (b) the board of directors of Merger Sub (i) has determined that it is in the best interests of Merger Sub and its sole stockholder, and has declared it advisable, to enter into this Agreement, and (ii) has resolved to recommend adoption of this Agreement and approval of the Transactions, including the Merger, by the sole stockholder of Merger Sub; and
WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Transactions, including the Merger;
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“401(k) Plan” means any Benefit Plan that is intended to be qualified under Section 401(a) of the Code which includes a cash or deferred arrangement that is intended to qualify under Section 401(k) of the Code.

“Accounting Firm” means an accounting firm to be agreed upon in good faith by the parties.
“Accrued Compensation” means (a) earned payroll and earned paid time off/vacation; and (b) any bonus or incentive compensation (excluding Change of Control Payments and Deferred Compensation), in each case of clauses (a) and (b), which is attributable to or in respect of any time period ending on or before the Closing Date and, in each case of clauses (a) and (b), which is payable by the Company or will become payable by the Company, to any current or former employees, consultants, independent contractors or equity holders of the Company under any Contract, program, policy or arrangement, including the employer-portion of any payroll Taxes payable with respect to all such amounts.
“Additional Merger Consideration” means the Earnout Consideration plus the Merger Consideration Surplus, if any, plus the portion of the Holdback Amount (minus the Merger Consideration Deficit, if any), if any, released or to be released to the Stockholders in accordance with the provisions of this Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. For purposes of this definition, “control” (including the terms “controls,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.
“Affiliate Agreement” means any agreement, arrangement or understanding between the Company, on the one hand, and any Stockholder or any officer or director of the Company, or any of their respective Affiliates, on the other hand; provided, that each customary written indemnification agreement between the Company and any officer or director of the Company, and the Stanford Agreement, are expressly excluded from the “Affiliate Agreement” definition.
“Allocation Schedule” means the schedule delivered by the Company to Parent before the date hereof and so designated, allocating the Net Estimated Merger Consideration among the Stockholders and specifying, with respect to each Stockholder, the amount payable to such Stockholder.
“Base Merger Consideration” means $7,000,000.
“Bridge Notes” means the three Convertible Promissory Notes issued by the Company in 2019 and 2020 to Lagunita Biosciences LLC in the aggregate original principal amount of $2,400,000.
“Business Day” means any day other than Saturday, Sunday or any other day on which banks in San Diego, California are required or permitted to be closed.
“Bylaws” means the bylaws of the Company, as amended from time to time.
“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended from time to time.
“Certificate of Merger” means the certificate of merger with respect to the Merger to be filed with the Delaware Secretary of State.
“Change of Control Payments” means any assignment fees payable to The Board of Trustees of the Leland Stanford Junior University pursuant to either or both of the Stanford Agreements’ respective sections 16.1 and any severance, termination, “golden parachute,” Tax gross-up, stay bonus, transaction bonus, change of control bonus or other similar payments, but excluding Accrued Compensation or Deferred Compensation, which become payable by the Company as a result of, based upon or in connection with the consummation of the Transactions (either alone or in connection with any other event, whether contingent or otherwise) and which are or will become owing to any current or former employees, officers, directors, consultants or independent contractors of the Company pursuant to employment agreements, Contracts or other arrangements, including the employer-portion of any payroll Taxes payable with respect to all such amounts.
“Closing Net Working Capital” means the Net Working Capital as of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, together.
“Company Cash” means all cash and cash equivalents of the Company (including marketable securities and short-term investments), in each case determined in accordance with GAAP.
“Company Common Stock” means the common stock, par value $0.00003333 per share, of the Company.
“Company Material Adverse Effect” means any change, effect, event, occurrence, development, matter, state of facts, series of events, or circumstance (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has or could reasonably be expected to have or result in: (a) a material adverse effect on the assets (including intangible assets and rights), properties, liabilities, business, condition (financial or otherwise), operations, prospects, results of operations or cash flows of the Company or (b) a material adverse effect on the Company’s ability to perform its obligations under this Agreement or to consummate the Merger or any of the other Transactions; except, in any case, to the extent resulting from (i) general changes or developments in the industry in which the Company operates; (ii) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets; (iii) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wildfires or other natural disasters; or (v) any effect to the extent resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, epidemic, pandemic or disease outbreak (including the COVID-19 virus); provided, that the foregoing exceptions shall only apply to the extent such Effect does not (A) primarily relate only to (or have the effect of primarily relating only to) the Company and (B) have or cause a disproportionate impact on the Company relative to other participants in the Company’s industry.
“Company Option” means each option to purchase shares of Company Common Stock (or exercisable for cash) outstanding under the Company Option Plan or otherwise.
“Company Option Plan” means the Company’s 2016 Equity Incentive Plan, as amended from time to time.
“Company Preferred Stock” means the Preferred Stock, par value $0.00003333 per share, of the Company, all of which has been designated as the Series A Preferred Stock.

“Company Stockholder Approval” means the affirmative votes in favor of the adoption of this Agreement and approval of the Transactions, including the Merger, of (a) holders of a majority of the outstanding Company Capital Stock entitled to vote thereon (i.e., on an as-if-converted basis), (b) holders of a majority of the outstanding Company Preferred Stock entitled to vote thereon, and (c) (on the assumptions that the Company is a “quasi-California” corporation and that the relevant California statutes applicable to “quasi-California” corporations as such are valid) holders of a majority of the outstanding Company Common Stock entitled to vote thereon.
“Company Transaction Expenses” means all fees, costs, expenses and other similar obligations of, or amounts incurred or payable by or on behalf of the Company to third party service providers that have not been paid in full before the Closing, in each case in connection with the preparation, negotiation, execution or performance of this Agreement, the ancillary documents contemplated by this Agreement or the consummation of the Transactions, including the following: (a) the fees and disbursements of, or other similar amounts charged by, counsel retained by the Company; (b) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts retained by the Company; (c) any investment banking, brokerage or finder’s fees and related expenses; and (d) the other out-of-pocket expenses, if any, of the Company.
“Company Warrant” means each warrant to purchase shares of Company Common Stock (or exercisable for cash) outstanding.
“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge of Dirk Thye and Bob Chen, in each case after reasonable inquiry.
“Consent” means any approval, consent, ratification, permission, waiver, Order, Permit or authorization.
“Contract” means any written or oral contract, lease, license, deed, mortgage, indenture, sales order, accepted purchase order, note or other legally binding agreement, instrument, arrangement, promise, obligation, understanding, undertaking or commitment, whether express or implied.
“Current Assets” means all current assets of the Company, determined in accordance with GAAP; provided, however, that “Current Assets” shall not include any Tax assets (other than any prepaid Taxes) or, if rent which the Company has paid under the Real Property Lease for 1440 O’Brien Drive, Suite D, Menlo Park, California covers any period past the Closing Date, any accrual for such future period.
“Current Liabilities” means all current liabilities of the Company, determined in accordance with GAAP; provided, however, that “Current Liabilities” shall not include (a) any amounts included within Indebtedness, Pre-Closing Taxes, Change of Control Payments, Company Transaction Expenses, Accrued Compensation or Deferred Compensation or (b) if the Company has paid its rent under the Real Property Lease for 1440 O’Brien Drive, Suite D, Menlo Park, California for the month in which the Closing Date and such Real Property Lease is a month-to-month lease, any rent exposure thereunder for any month beyond such month.
“Damages” includes any loss, damage, injury, diminution of value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.
“Deferred Compensation” means any compensation (excluding Accrued Compensation or Change of Control Payments) which has been earned by any employees, consultants, independent contractors or equity holders of the Company under any Contract, program, policy or arrangement but the actual payment of which has been deferred to a date beyond the month or year in which it was earned, plus the Company’s share of Taxes payable with respect to all such amounts.
“Delaware Secretary of State” means the Secretary of State of the State of Delaware.
“DGCL” means the General Corporation Law of the State of Delaware, as amended.
“Domain Name Registrar” means any entity that manages, registers or performs similar or related functions related to the use, reservation or ownership of domain names.
“Earnout Consideration” means:
a.25% of any and all milestone payments ever actually received by Parent under the Teva Agreement by virtue of the first four Teva Agreement statements of work/programs (if so many);
b.[reserved];
c.$120,000 for each Parent Partnered Program for which, before the fourth anniversary of the Closing, the definitive agreement for the project was actually entered into or the statement of work or similar document for the project was actually entered into (with the additional requirement that, either before or after the fourth anniversary of the Closing, the work on such project is actually initiated); and
d. $480,000 for each Parent Partnered Program for which, before the sixth anniversary of the Closing, antibodies (or the sequences thereof) directed to a particular therapeutic target have actually been delivered to the customer or other commercial partner meeting the specifications therefor as set forth in the documentation governing such project.
The aggregate Earnout Consideration payable under items “(c)” and “(d)” above, combined, shall be capped at $5,000,000. The aggregate Earnout Consideration payable under item “(a)” above is capped at $25,250,000.
“Effect” has the meaning set forth within the definition of Company Material Adverse Effect.
“Environment” means the indoor and outdoor environment and all media, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.
“Environmental Law” means any Law or other legal requirement pertaining to pollution, protection of health and safety (as it relates to exposure to Hazardous Materials), the Environment or exposure of Persons to Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, the Safe Drinking Water Act, as amended, and any foreign, state or local Laws analogous to any of the foregoing, as amended, together with all judicial interpretations thereof.
“Environmental Permit” means any Permit required, issued, held or obtained pursuant to any Environmental Law or pertaining to any Hazardous Material.

“Environmental Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any of its Affiliates for purposes of Section 414 of the Code.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.
“Governmental Entity” means any federal, state, municipal, local or foreign court or tribunal, administrative or regulatory body, agency or commission, or any other governmental authority or instrumentality.
“Hazardous Material” means any substance, material, chemical, radiation, or waste, or any combination of any of them that is regulated or defined by, or with respect to which Liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, asbestos-containing-material, toxic molds, mycotoxins, urea formaldehyde, radioactive materials and polychlorinated biphenyls.
“Holdback Amount” is an amount equal to $500,000 (which shall be deemed to have been decremented after the Closing Date by the Merger Consideration Deficit, if any).
“Indebtedness” means, as of any time and without duplication, the following obligations of the Company (whether or not then due and payable): (a) all obligations (including the principal amount thereof and, if applicable, any contractually required change-of-control additional premium payment and the amount of accrued and unpaid interest thereon) for the repayment of money borrowed, whether under the Bridge Notes or otherwise owing to banks, financial institutions, on equipment leases or otherwise; (b) all obligations (including the principal amount thereof and, if applicable, any contractually required change-of-control additional premium payment and the amount of accrued and unpaid interest thereon) evidenced by notes, bonds, debentures or similar instruments (whether or not convertible); (c) all obligations to pay the deferred purchase price of property, assets or services purchased (including purchase price adjustments, “holdback” or similar payments, and the maximum amount of any potential earn-out payments); (d) all obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP or conditional sales Contracts or similar title retention instruments; (e) all obligations relative to the maximum amount of any letter of credit or letter of guaranty, whether drawn or undrawn, bankers’ acceptance or similar instrument issued or created for the account of the Company; (f) all obligations to pay any amounts to a third party under any Contract pursuant to which the Company sold any of its businesses, assets or properties outside the ordinary course of business; (g) all obligations secured by any Lien (other than Permitted Liens); (h) all guaranties, sureties, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, indebtedness or indebtedness of others; (i) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (j) all obligations under any pension, retiree medical or non-qualified retirement plan, program or arrangement; (k) negative cash balances; (l) accounts payable, trade debt and trade payables that are past due in accordance with their applicable invoice or other terms governing the timing of payment; (m) all obligations in respect of premiums, penalties, “make whole amounts,” breakage costs, change of control payments, costs, expenses and other payment obligations that would arise if all Indebtedness referred to in the foregoing clauses (a) through (l) was prepaid or was paid in the context of a change of control (or, in the case of any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, unwound and settled) in full at such time; and (n) to the extent any item of Indebtedness referred to in the foregoing clauses (a) through (l) cannot be repaid at such time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such Indebtedness that occurs between such time and the earliest time that repayment may occur (e.g., if notice was delivered at such time). Items which are specially excluded from the definition of “Current Liabilities” by items “(b)” and “(c)” of such definition are also hereby specially excluded from this definition of “Indebtedness.” The loan received by the Company pursuant to the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration, (subject to obtaining 100% forgiveness of such loan pursuant to applicable Law, as has been represented to be the Company’s entitlement under applicable PPP program rules) is hereby specially excluded from this definition of “Indebtedness.”
“Indemnitees” means Parent and its Affiliates (including Merger Sub and, following the Merger, the Surviving Corporation) and its and their respective equity holders, Representatives, successors and assigns; provided, however, that the Stockholders shall not be deemed to be “Indemnitees.”
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof; (b) works of authorship and copyrights, and registrations and applications for registration thereof; (c) trademarks, service marks, trade dress, logos, trade names and other source identifiers, and registrations and applications for registration thereof; (d) trade secrets, know-how and inventions, whether patentable or unpatentable; (e) rights of publicity and privacy; (f) computer software and firmware, including source code, object code, files, documentation and other materials related thereto; (g) proprietary databases and data compilations; (h) domain names and registrations and applications for registration thereof; (i) any other intellectual property; and (j) rights in any of the foregoing, including rights to sue or recover and retain Damages for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing.
“Investor Agreements” means  (i) that certain Voting Agreement; (ii) that certain Investors’ Rights Agreement; and (iii) that certain Right of First Refusal and Co-Sale Agreement, each among the Company, the investors listed on the schedules and exhibits thereto and each dated as of April 12, 2018.
“Law” means any law (including common law), statute, code, ordinance, rule, regulation, Order or charge of any Governmental Entity.
“Liability” means any debt, obligation, duty, commitment or liability of any nature whatsoever (including any unknown, undisclosed, unmatured, unaccrued, unasserted, unliquidated, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, commitment or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty, commitment or liability is immediately due and payable.
“Licensed Intellectual Property” means all Intellectual Property licensed to the Company.

“Lien” means any lien, pledge, mortgage, deed of trust, encumbrance, claim or security interest, hypothecation, deposit, equitable interest, option, charge, judgment, attachment, right of way, encroachment, easement, servitude, restriction on transfer, restriction on voting, preferential arrangement or preemptive right, right of first refusal or negotiation or restriction of any kind.
“Merger Consideration” means the Base Merger Consideration minus (i) the amount of any Indebtedness that remains unpaid as of immediately before the Closing, further minus (ii) the amount of any Change of Control Payments that remain unpaid as of immediately before the Closing (including employee-side withholding amounts to be withheld from such Change of Control Payments), further minus (iii) the amount of any Company Transaction Expenses, further minus (iv) the amount by which the Target Net Working Capital exceeds the Closing Net Working Capital (or plus the amount by which the Closing Net Working Capital exceeds the Target Net Working Capital), further minus (v) the amount of any Accrued Compensation that remains unpaid as of immediately before the Closing (including employee-side withholding amounts to be withheld from such Accrued Compensation), further minus (vi) the amount of any Deferred Compensation that remains unpaid as of immediately before the Closing (including employee-side withholding amounts to be withheld from such Deferred Compensation), further minus (vii) a good faith estimate of the amount of any Pre-Closing Taxes that remain unpaid as of immediately before the Closing (including without limitation any Pre-Closing Taxes arising as a result of the Taxable Spinout), further minus (viii) (without duplication) employer-side taxes on all such unpaid Accrued Compensation and all such unpaid Deferred Compensation.
“Net Working Capital” means an amount (which may be a negative or positive number) in U.S. dollars equal to (a) the Current Assets minus (b) the Current Liabilities.
“Order” means any order, writ, injunction, stipulation, judgment, ruling, assessment, arbitration award, plan or decree.
“Owned Intellectual Property” means all Intellectual Property in which the Company has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise).
“Parent Partnered Program” means a program under which Parent or an Affiliate of Parent performs, for the benefit of a customer or commercial partner of Parent or an Affiliate of Parent, an antibody discovery project using the xPloration Platform with respect to a particular therapeutic target. To be a Parent Partnered Program, it must also be the case that (a) the definitive agreement for the project was entered into after the Closing, or (b) the statement of work or similar document for the project was entered into after the Closing, even if the definitive agreement pursuant to which the statement of work or similar document was issued was entered into before the Closing. For the avoidance of doubt, an antibody discovery project meeting the foregoing definition that is directed to more than one therapeutic target shall be deemed to constitute a separate Parent Partnered Program for each such therapeutic target. Further for the avoidance of doubt, Teva Agreement statements of work/programs are not Parent Partnered Programs.
“Permits” means all authorizations, licenses, variances, exemptions, orders, permits and approvals granted by or obtained from any Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Company Financial Statements; (b) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business and related to amounts that are not yet delinquent, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Company Financial Statements; (c) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by applicable legislation; (d) with respect to real property only, zoning restrictions, building codes and other land use Laws regulating the use or occupancy of property which do not, individually or in the aggregate, materially impair the existing use of the property affected by such Law (to the extent there are no violations of the same); (e) transfer restrictions of general applicability under applicable federal and state securities Laws; (f) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements; (g) Liens or encumbrances imposed on the underlying fee interest in real property subject to a Real Property Lease; and (h) non-exclusive licenses (set forth on a schedule, so designated, delivered by the Company to Parent before the Closing) to use any Owned Intellectual Property or other intellectual property or technology of the Company.
“Person” shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, any other business entity and any Governmental Entity.
“Post-Preference-Satisfaction Pro Rata Share” means, with respect to any given Stockholder, the percentage set forth opposite such Stockholder’s name (in a column so-designated) on a schedule delivered by the Company to Parent before the Closing. It is intended that each Post-Preference-Satisfaction Pro Rata Share will be equal to the quotient of the number of shares of outstanding Company Common Stock owned by the Stockholder as of the Effective Time divided by the number of shares of outstanding Company Common Stock owned by all Stockholders in the aggregate as of the Effective Time.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Pre-Closing Taxes” means any Liability (including by way of transferee liability) for, together with any Damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to: (a) any Tax of or owed by the Company in respect of any Pre-Closing Tax Period; (b) any Tax owed by the Company in respect of or arising solely as a result of the Taxable Spinout, (c) any Tax that is a social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount or employee insurance owed by the Company as a result of any payments made to any Stockholder pursuant to this Agreement; (d) any Tax for which the Company (or any predecessor thereof) is liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, provincial, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date (other than a consolidated, affiliated, combined or unitary group of which Parent is a member); and (e) any Tax imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or before the Closing; provided, that Pre-Closing Taxes shall not include any amounts reflected in Indebtedness, Change of Control Payments, Company Transaction Expenses, Accrued Compensation or Deferred Compensation.
“Pre-Preference-Satisfaction Pro Rata Share” means, with respect to any given Preferred Stockholder, the percentage set forth opposite such Preferred Stockholder’s name (in a column so-designated) on a schedule delivered by the Company to Parent before the Closing. It is intended that each Pre-Preference-Satisfaction Pro Rata Share will be equal to the quotient of the number of shares of outstanding Company Preferred Stock owned by the Preferred Stockholder as of the Effective Time divided by the number of shares of outstanding Company Preferred Stock owned by all Stockholders in the aggregate as of the Effective Time.

“Preference Satisfaction” means the point at which the holders of all shares of Company Preferred Stock outstanding as of the Effective Time (other than Dissenting Shares) have received from cash payments of Merger Consideration and Additional Merger Consideration sums equal to their initial (i.e., pre-participation) Company Preferred Stock liquidation preference.
“Preferred Stockholder” means a holder of Company Preferred Stock.
“Proceeding” means any action, charge, claim, complaint, demand, grievance, arbitration, audit, assessment, hearing, investigation, inquiry, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Real Estate License” means the License between Lagunita, LLC and the Company dated October 11, 2019.
“Real Estate Master Lease” means the Lease between Menlo Prepi I, LLC and TPI Investors 9, LLC and Lagunita, LLC dated October 22, 2019, with regard to 1440 O’Brien Drive, Suite D, Menlo Park, California 94025.
“Registered Intellectual Property” means all Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Entity or Domain Name Registrar.
“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, financing sources, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).
“Spinout Assets” means the Transferred Assets (as defined in the Spinout Preparation Agreement).
“Spinout Company” means XYENCE Therapeutics, Inc., a Delaware corporation, which as of the time of this Agreement is a wholly-owned Subsidiary of the Company.
“Spinout Preparation Agreement” means an agreement of even date herewith (as pre-approved by Parent) for the Company to contribute the Spinout Assets to Spinout Company and for Spinout Company to assume all contractual obligations under contracts within the Transferred Assets.
“Spinout Stock” means shares of capital stock of Spinout Company.
“Stanford Agreement 2015” means the Nonexclusive Agreement between The Board of Trustees of the Leland Stanford Junior University and the Company effective December 17, 2015.
“Stanford Agreement 2016” means the Exclusive (Equity) Agreement between The Board of Trustees of the Leland Stanford Junior University and the Company’s predecessor Nodus Therapeutics, Inc. effective December 31, 2016.
“Stanford Agreements” means Stanford Agreement 2015 and Stanford Agreement 2016.
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests, having by their terms voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled, directly or indirectly, by such Person or by any one or more of its Subsidiaries (as defined in the preceding clause), or by such Person and one or more of its Subsidiaries.
“Target Net Working Capital” means $0.
“Tax” means any federal, state, local or non-U.S. income, alternative or add-on minimum tax, gross income, gross receipts, net receipts, sales, use, ad valorem, value added, transfer, registration, franchise, profits, license, capital stock, social security, withholding, payroll, employment, unemployment, disability, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit tax, escheat, estimated or any other tax, customs duty, governmental fee or other like assessment or charge of any kind in the nature of a tax, imposed by any Governmental Entity, together with any interest, penalty or addition to tax imposed with respect thereto (whether disputed or not), and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Taxable Spinout” means a sequenced series of transactions, all completed before the Closing, namely: (a) the Company obtained the Valuation, (b) the Company caused Spinout Company to be formed as a wholly-owned Subsidiary of the Company, (c) the Company duly procured, after due and proper approvals by the Company’s Board and the Stockholders, and the Stockholders duly waived the applicable provisions of the Certificate of Incorporation to the effect that the Company may (after the contribution of the Transferred Assets to Spinout Company) make a distribution of Spinout Stock to the Stockholders in which some but not all of such Spinout Stock shall be distributed pro rata to the Preferred Stockholders and all of the other Spinout Stock shall be distributed pro rata to the holders of Company Common Stock, (d) the Company and Spinout Company executed and delivered the Spinout Preparation Agreement, (e) the Company contributed the Spinout Assets to Spinout Company and Spinout Company assumed all contractual obligations under contracts within the Transferred Assets, and (f) the Company declared and made a distribution of Spinout Stock to the Stockholders (which distribution was and shall be deemed to be in connection with the Merger for the purpose of Article V, Section 3(e) of the Company’s Amended and Restated Certificate of Incorporation) in compliance with and based upon the duly obtained waiver of the Stockholders of the applicable provisions of the Certificate of Incorporation such that some but not all of such Spinout Stock was distributed pro rata to the Preferred Stockholders and all of the other Spinout Stock was distributed pro rata to the holders of Company Common Stock.
“Teva Agreement” means the Master Antibody Discovery Agreement between the Company and Teva Pharmaceuticals Australia Pty Ltd., dated April 7, 2020, as hereafter amended from time to time.
“Transactions” means, collectively, the Merger and all of the other transactions contemplated by this Agreement.

“Valuation” means a bona fide independent valuation of the Spinout Assets by Redwood Valuation Partners, LLC.
“xPloration Platform” means the high-throughput, microcapillary-based screening technology, hardware, software, and operational know-how, antibody discovery workflows, and the encompassing Intellectual Property, or any component thereof, of the Company, all as the same may be improved or modified from time to time.
Section 1.2. Certain Other Definitions. The following terms are defined in the respective Sections of this Agreement indicated:
Accounts Payable Section 3.19(b)
Accounts Receivable Section 3.19(a)
Affiliate Agreements Section 3.21
Agreed Amount Section 7.7(b)
Agreement Preamble
Basket Amount Section 7.3(a)(i)
Benefit Plan Section 3.14(a)
Certificate Section 2.6(c)
Claim Dispute Period Section 7.7(b)
Claimed Amount Section 7.7(a)
Closing Section 2.2
Closing Date Section 2.2
Closing Date Statement Section 2.10(b)
Company Preamble
Company Confidential Information Section 5.3(a)
Company Disclosure Schedule Article III
Company Financial Statements Section 3.5(a)
Company IT Systems Section 3.16(m)
Company Returns Section 3.11(a)(i)
Company Warrant Section 2.7(b)
Contested Amount Section 7.7(b)
Dispute Notice Section 2.10(c)(i)
Dispute Period Section 2.10(c)(i)
Dissenting Shares Section 2.6(c)
Effective Time Section 2.3
Estimated Closing Date Statement Section 2.10(a)
Estimated Merger Consideration Section 2.10(a)
Final Merger Consideration Section 2.10(d)(i)
Inbound IP Contract Section 3.16(b)
Indemnified D&Os Section 5.6(a)
Insurance Policies Section 3.18(a)
Interim Balance Sheet Section 3.5(a)
Leased Real Property Section 3.10(b)
Letter of Transmittal Section 2.11(b)(i)
Material Contract Section 3.15(a)
Merger Recitals
Merger Consideration Deficit Section 2.10(d)(ii)
Merger Consideration Surplus Section 2.10(d)(i)

Merger Sub Preamble
Net Estimated Merger Consideration Section 2.9(e)
Notice of Claim Section 7.7(a)
Outbound IP Contract Section 3.16(c)
Parent Preamble
Parent Material Adverse Effect Section 4.1
Paying Agent Section 2.11(a)
Payment Fund Section 2.11(a)
Payoff Letters Section 2.13(a)(iii)
Pending Claim Amount Section 7.10(a)
Public Official Section 3.24(c)
Real Property Lease Section 3.10(b)
Released Claims Section 5.5(a)
Released Parties Section 5.5(a)
Releasing Party Section 5.5(a)
Required Consent Section 3.4
Response Notice Section 7.7(b)
Section 280G Payments  Section 5.7
Section 280G Stockholder Approval Section 5.7
Standard Form IP Agreement Section 3.16(e)
Stipulated Amount Section 7.7(e)
Stockholder Written Consent Recitals
Stockholders Recitals
Stockholders’ Representative Section 8.13(a)
Survival Date Section 7.1(a)
Surviving Corporation Section 2.1
Tax Matter Section 6.4
Third Party Claim Section 7.6(a)
Unresolved Additional Merger Consideration Claim Section 7.10(a)
WSGR Section 8.14

ARTICLE II.
THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Company in order to carry out and effectuate the Transactions.  Subject to Article VII, the Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company.

Section 2.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth, a Professional Corporation, 4365 Executive Drive, Suite 1500, San Diego, California 92121, at 10:30 a.m., Pacific Time, on the date hereof, or on such other date or at such other time and place as the parties hereto may mutually agree in writing.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. At the Closing, documents and signature pages may be exchanged remotely via email/.pdf or other electronic exchange (with originals to be delivered to the other parties as soon as reasonably practicable after the Closing and requested by such other party).
Section 2.3. Effective Time. Upon the terms and subject to the conditions of this Agreement, contemporaneously with or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by executing and filing the Certificate of Merger with the Delaware Secretary of State as provided in Section 103, Section 228 and Section 251 of the DGCL and by making all other filings and recordings required under the DGCL in order to consummate the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as is agreed upon by the parties hereto in writing and specified in the Certificate of Merger in accordance with the DGCL.  The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.
Section 2.4. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the Certificate of Incorporation, as in effect immediately before the Effective Time, shall be amended as a result of the Merger so as to read in its entirety in the form of the certificate of incorporation of Merger Sub, except that the name of the Surviving Corporation shall be “xCella Biosciences, Inc.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable Law, and (b) the Bylaws, as in effect immediately before the Effective Time, shall be amended as a result of the Merger to read in their entirety in the form of the bylaws of Merger Sub, except that the name of the Surviving Corporation shall be “xCella Biosciences, Inc.” and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter duly amended as provided therein, the certificate of incorporation of the Surviving Corporation and by applicable Law.
Section 2.5. Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately before the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed or until their earlier death, resignation or removal in accordance with the DGCL, the certificate of incorporation and the bylaws of the Surviving Corporation.
Section 2.6. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:
a.Capital Stock of Merger Sub. Each respective share of common stock, par value $0.00003333 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.00003333 per share, of the Surviving Corporation.
b.Excluded Shares. Each share of Company Common Stock or Company Preferred Stock owned by the Company (or held in the Company’s treasury) or owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof immediately before the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable with respect thereto or in exchange therefor.

c.Conversion of Company Common Stock. Except for any shares of Company Common Stock owned as set forth in Section 2.6(b) and except for shares of Company Common Stock for which the holder has demanded and perfected such holder’s right to an appraisal in accordance with the DGCL and has not effectively withdrawn or lost such right to appraisal (together with the dissenting shares referred to in Section 2.6(d), “Dissenting Shares”), the shares of Company Common Stock for each holder of record thereof that are issued and outstanding immediately before the Effective Time shall be converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to such holder’s Post-Preference-Satisfaction Pro Rata Share of the Additional Merger Consideration (if any), without interest and net of any Taxes required to be withheld therefrom. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share certificate (a “Certificate”) of Company Common Stock, if any, or any equivalent book-entry that immediately before the Effective Time represented any such outstanding share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, subject to the terms of this Agreement, such holder’s Post-Preference-Satisfaction Pro Rata Share of the Additional Merger Consideration (if any), without interest and net of any Taxes required to be withheld therefrom.
d.Conversion of Company Preferred Stock. Except for any shares of Company Preferred Stock owned as set forth in Section 2.6(b) and except for shares of Company Preferred Stock for which the holder has demanded and perfected such holder’s right to an appraisal in accordance with the DGCL and has not effectively withdrawn or lost such right to appraisal, the shares of Company Preferred Stock for each holder of record thereof that are issued and outstanding immediately before the Effective Time shall be converted into the right to receive, subject to the terms of this Agreement, (i) an amount in cash equal to such holder’s Pre-Preference-Satisfaction Pro Rata Share of the Net Estimated Merger Consideration, plus (ii) until the point of Preference Satisfaction, an amount in cash equal to such holder’s Pre-Preference-Satisfaction Pro Rata Share of the Additional Merger Consideration (if any), plus (iii) after the point of Preference Satisfaction, an amount in cash equal to such holder’s Post-Preference-Satisfaction Pro Rata Share of the Additional Merger Consideration (if any), in each case without interest and net of any Taxes required to be withheld therefrom. All such shares of Company Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate, if any, or any equivalent book-entry that immediately before the Effective Time represented any such outstanding share of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the number and type of Spinout Stock distributed to them in the Taxable Spinout, such holder’s Pre-Preference-Satisfaction Pro Rata Share of the Net Estimated Merger Consideration, plus until the point of Preference Satisfaction, such holder’s Pre-Preference-Satisfaction Pro Rata Share of the Additional Merger Consideration (if any), plus after the point of Preference Satisfaction, such holder’s Post-Preference-Satisfaction Pro Rata Share of the Additional Merger Consideration (if any), in each case without interest and net of any Taxes required to be withheld therefrom.
Section 2.7. Treatment of Company Options and Company Warrants. The Company shall take all action (including any necessary bilateral amendment of a Company Option or Company Warrant) that may be necessary to provide that, at the Effective Time, each Company Option and Company Warrant shall not be assumed or substituted by Parent and, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, shall at the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, be automatically terminated, cancelled and extinguished without any requirement of payment.
Section 2.8. Termination of Company Option Plan. The Company shall cause the Company Option Plan to terminate as of the Effective Time, but contingent upon the consummation of the Transactions, and shall cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the Company Common Stock to terminate and have no further force or effect as of the Effective Time.
Section 2.9. Closing Payments. At the Effective Time, Parent shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds:
a.to each holder of Indebtedness named in the Estimated Closing Date Statement (and which holder has delivered a Payoff Letter to Parent), an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated for such Person therein;
b.to each Person known to be owed a Change of Control Payment, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated for such Person therein;
c.to each Person known to be owed Company Transaction Expenses, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated for such Person therein; and
d.to the Paying Agent for the benefit of the respective Preferred Stockholders, an amount in cash equal to (i) the Estimated Merger Consideration minus (ii) the Holdback Amount (the resulting amount, the “Net Estimated Merger Consideration”).
Section 2.10. Merger Consideration Adjustments.
a.Estimated Closing Adjustment. Before the date of this Agreement, the Company has delivered to Parent a statement (the “Estimated Closing Date Statement”), so designated and reasonably acceptable to Parent, setting forth a good faith calculation, together with reasonably detailed supporting documentation, of: (i) Closing Net Working Capital and the components thereof; (ii) the amount of each of (A) Indebtedness remaining unpaid as of immediately before the Closing, (B) Change of Control Payments remaining unpaid as of immediately before the Closing (including employee-side withholding amounts to be withheld from such Change of Control Payments), (C) Company Transaction Expenses, (D) Accrued Compensation remaining unpaid as of immediately before the Closing (including employee-side withholding amounts to be withheld from such Accrued Compensation), (E) Deferred Compensation remaining unpaid as of immediately before the Closing (including employee-side withholding amounts to be withheld from such Deferred Compensation), (F) Pre-Closing Taxes (including without limitation any Pre-Closing Taxes arising as a result of the Taxable Spinout) remaining unpaid as of immediately before the Closing, and (G) (without duplication) employer-side taxes on all such unpaid Accrued Compensation and all such unpaid Deferred Compensation; and (iii) the resulting calculation of the Merger Consideration (the “Estimated Merger Consideration”). The Company represents and warrants to Parent and Merger Sub that the Estimated Closing Date Statement and the calculations thereunder were prepared and calculated by the Company in good faith.
b.Closing Date Statement. Within the 90 day period after the Closing Date (or such reasonable extension thereof as approved by the Stockholders’ Representative, such approval not to be unreasonably withheld, conditioned or delayed), Parent shall deliver, or cause to be delivered, to the Stockholders’ Representative a statement (the “Closing Date Statement”) setting forth Parent’s objections, if any, to the calculations set forth in the Estimated Closing Date Statement, together with reasonably detailed supporting documentation to substantiate any such objections, including the calculations of (i) Closing Net Working Capital; (ii) the amount of each of (A) Indebtedness remaining unpaid as of immediately before the Closing, (B) Change of Control Payments remaining unpaid as of immediately before the Closing (including employee-side withholding amounts to be withheld from such Change of Control Payments), (C) Company

Transaction Expenses, (D) Accrued Compensation remaining unpaid as of immediately before the Closing (including employee-side withholding amounts to be withheld from such Accrued Compensation), (E) Deferred Compensation remaining unpaid as of immediately before the Closing (including employee-side withholding amounts to be withheld from such Deferred Compensation), (F) Pre-Closing Taxes (including without limitation any Pre-Closing Taxes arising as a result of the Taxable Spinout) remaining unpaid as of immediately before the Closing, and (G) (without duplication) employer-side taxes on all such unpaid Accrued Compensation and all such unpaid Deferred Compensation; and (iii) the resulting calculation of the Merger Consideration. The Closing Date Statement and the calculations thereunder shall be prepared and calculated by Parent in good faith.
c.Disputes.
i.If the Stockholders’ Representative disputes any of Parent’s objections to the Estimated Closing Date Statement as set forth in the Closing Date Statement, then, within 15 days after the delivery to the Stockholders’ Representative of the Closing Date Statement (the “Dispute Period”), the Stockholders’ Representative shall deliver to Parent a written notice (a “Dispute Notice”) describing in reasonable detail the Stockholders’ Representative’s dispute of any of Parent’s objections to the Estimated Closing Date Statement set forth in such Closing Date Statement. If the Stockholders’ Representative does not deliver a Dispute Notice to Parent during the Dispute Period, then Parent’s objections set forth in the Closing Date Statement shall be binding and conclusive on the parties hereto and on the Stockholders. Notwithstanding anything to the contrary set forth herein, the Stockholders’ Representative shall have the right to deliver a Dispute Notice based on fraud, willful misconduct or intentional misrepresentation discovered by the Stockholders’ Representative at any time (as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties).
ii.If the Stockholders’ Representative delivers a Dispute Notice, and if the Stockholders’ Representative and Parent are unable to resolve the objections set forth in the Closing Date Statement within 10 Business Days after such Dispute Notice is delivered to Parent, the dispute shall be finally settled by the Accounting Firm. Within 10 days after the Accounting Firm is appointed, Parent shall forward a copy of the Closing Date Statement to the Accounting Firm, and the Stockholders’ Representative shall forward a copy of the Dispute Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct or whether the Target Net Working Capital is correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Stockholders’ Representative or Parent or less than the smallest value for such item claimed by the Stockholders’ Representative or Parent and shall be limited to the selection of either the Stockholders’ Representative’s or Parent’s position on a disputed item (or a position in between the positions of the Stockholders’ Representative or Parent) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement. The Stockholders’ Representative and Parent shall instruct the Accounting Firm to deliver to the Stockholders’ Representative and Parent a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Stockholders’ Representative and Parent) of the disputed items submitted to the Accounting Firm within 30 calendar days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts and the Merger Consideration shall be conclusive and binding on the parties hereto, absent manifest error or fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.10(c)(ii) shall be allocated between Parent, on the one hand, and the Stockholders’ Representative (on behalf of the Stockholders), on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholders’ Representative (on behalf of the Stockholders) or Parent, respectively, bears to the aggregate amount actually contested by the Stockholders’ Representative and Parent. All other fees and expenses incurred in connection with the dispute resolution process set forth in this Section 2.10(c)(ii), including fees and expenses of attorneys and accountants, shall be borne and paid by the party incurring such expenses. The parties agree that (except as otherwise provided in Section 7.2(a)(iii) and Section 7.2(a)(vi)) the procedure set forth in this Section 2.10 for resolving disputes with respect to Closing Net Working Capital, Indebtedness, Change of Control Payments, Company Transaction Expenses, Accrued Compensation, Deferred Compensation, Pre-Closing Taxes, and employer-side taxes on unpaid Accrued Compensation and unpaid Deferred Compensation, and the resulting calculation of the Merger Consideration shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.
d.Payment of Merger Consideration Adjustment.
i.If the Merger Consideration, as finally determined in accordance with this Section 2.10 (the “Final Merger Consideration”), exceeds the Estimated Merger Consideration (such excess, a “Merger Consideration Surplus”), such Merger Consideration Surplus shall be distributed to the Stockholders in accordance with Section 2.15 below.
ii.If the Estimated Merger Consideration exceeds the Final Merger Consideration (such excess, a “Merger Consideration Deficit”), the Holdback Amount payable to Stockholders shall be reduced by the amount of the Merger Consideration Deficit. If the Merger Consideration Deficit exceeds the Holdback Amount, the excess shall reduce (from the first dollars otherwise payable) the Additional Merger Consideration (if any).
Section 2.11. Paying Agent; Payment Procedures.
(a) Paying Agent. At or before the Closing, Parent shall designate a bank or trust company or other Person reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), pursuant to an agreement that requires the Paying Agent to comply with the procedures set forth in this Section 2.11; or, if Parent does not so designate, then Parent itself shall serve as the Paying Agent, mutatis mutandis. It is understood that as of the Closing the Paying Agent shall be Acquiom Financial LLC. At the Effective Time, Parent shall deposit with the Paying Agent, for payment through the Paying Agent in accordance with this Section 2.11, funds in an amount equal to the Net Estimated Merger Consideration (the “Payment Fund”). The Paying Agent shall cause the Payment Fund and any other funds that may be deposited with the Paying Agent pursuant to the terms of this Agreement to be: (i) held for the benefit of the Stockholders as of immediately before the Effective Time; and (ii) applied promptly to making the payments to such Stockholders as required by the terms hereof. The Payment Fund and any such other funds shall not be used for any other purpose, except as provided in this Agreement.
(b) Payment Procedures.
(i) Promptly following the Closing, the Surviving Corporation shall, or shall cause the Paying Agent to, deliver to each Stockholder a customary letter of transmittal (the “Letter of Transmittal”), which shall, among other things: (A) contain instructions for surrendering such Stockholder’s Certificates (if applicable), delivering the Letter of Transmittal and receiving (if applicable) such Stockholder’s Pre-Preference-Satisfaction Pro Rata Share of the Net Estimated Merger Consideration and (if and when ever applicable) until the point of Preference Satisfaction, such holder’s Pre-Preference-Satisfaction Pro Rata Share of the Additional Merger Consideration (if any) and (if and when ever applicable) after the point of Preference Satisfaction, such holder’s Post-Preference-Satisfaction Pro Rata Share of the Additional Merger Consideration (if any); (B) contain warranties of such Stockholder as to title to such Stockholder’s shares of Company Capital Stock and the authority to execute and deliver the relevant documents; and (C) specify that delivery shall be effected, and risk of loss and title to such shares of Company Capital Stock shall pass, upon proper delivery to the Paying Agent of such Stockholder’s Certificates (if applicable) and a properly completed Letter of Transmittal; and (D) contain an acknowledgement of such Stockholder’s indemnification obligations under this Agreement and an agreement to be bound by the provisions of this Agreement applicable to the Stockholders.
(ii) With respect to any duly completed and validly executed Letter of Transmittal delivered to the Paying Agent after the Closing, together with surrender of the Stockholder’s Certificates (if applicable), the Paying Agent shall, as promptly as practicable, pay to such Stockholder such Stockholder’s Pre-Preference-Satisfaction Pro Rata Share of the Net Estimated Merger Consideration, without interest and net of any Taxes required to be withheld therefrom, by wire transfer of immediately available funds to an account or accounts specified in the Letter of Transmittal (or, if so expressly requested by the Stockholder in writing to the Paying Agent, by check).
(iii) If payment is to be made to a Person other than the Person in whose name the shares of Company Capital Stock represented by a Certificate or equivalent book-entry are registered, it shall be a condition of payment that: (A) the Certificate surrendered shall be properly endorsed or shall otherwise be in proper form for transfer; (B) the Letter of Transmittal delivered to the Paying Agent shall be properly executed and otherwise in proper form; and (C) the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the Person in whose name the shares of Company Capital Stock are registered, or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.
(iv) After the Effective Time, there shall be no transfers of shares of Company Capital Stock on the transfer books of the Surviving Corporation. If, after the Effective Time, a request for the transfer of shares of Company Capital Stock or any Certificate or equivalent book-entry is presented to Parent, the Paying Agent or the Surviving Corporation, the relevant shares of Company Capital Stock shall be canceled and exchanged for the consideration as provided in Section 2.6 and this Section 2.11.
(v) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (which affidavit shall contain a binding undertaking to indemnify Parent, the Paying Agent and the Surviving Corporation against any claim that may be made against Parent, the Paying Agent or the Surviving Corporation on account of the loss, theft or destruction of such Certificate), the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the consideration payable in respect of the shares of Company Capital Stock formerly represented by such Certificate in accordance with Section 2.6(c)/Section 2.6(d).
(vi) Any portion of the Payment Fund that remains undistributed to the Stockholders 12 months after the Closing Date will be promptly delivered to Parent by the Paying Agent along with any and all earnings thereon, and any Stockholder shall look only to Parent or the Surviving Corporation for satisfaction of any claims for their right to receive the Merger Consideration. Any portion of the Payment Fund that remains undistributed immediately before the time at which such amounts would otherwise escheat or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. None of the Paying Agent, Parent or the Surviving Corporation will be liable to any Stockholder for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 2.12. Required Withholdings. Notwithstanding anything to the contrary set forth in this Agreement, Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as are required under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, and timely paid over to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding were made by Parent, the Surviving Corporation or the Paying Agent. Notwithstanding the foregoing, no federal income Tax back-up withholding amount shall be withheld from any payment made hereunder to a holder of shares of Company Capital Stock who provides Parent, the Surviving Corporation or the Paying Agent with a properly completed Internal Revenue Service Form W-9 or substitute Form W-9, or who otherwise provides Parent, the Surviving Corporation or the Paying Agent with appropriate evidence that such Person is exempt from federal income Tax back-up withholding.
Section 2.13. Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding Dissenting Share shall not be converted into or represent the right to receive the consideration payable in respect of such shares in accordance with Section 2.6(c)/Section 2.6(d), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that all Dissenting Shares held by an individual or entity who shall have failed to perfect or who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the consideration payable in respect of such shares in accordance with Section 2.6(c)/Section 2.6(d), without interest and net of any Taxes required to be withheld therefrom, upon surrender in the manner provided in Section 2.11. Within 10 days after the Effective Time, the Surviving Corporation shall notify each Stockholder who is entitled to appraisal rights that the Merger has become effective and that appraisal rights are available pursuant to Section 262 of the DGCL.
Section 2.14. Closing Deliveries. At the Closing:
(a) The Stockholders’ Representative shall deliver, or cause to be delivered, to Parent or any other Person designated by Parent (unless the delivery is waived in writing by Parent), the following documents, in each case duly executed or otherwise in proper form:
(i) Secretary’s Certificate. A certificate, in a form satisfactory to Parent, signed by the Secretary of the Company and dated as of the Closing Date, certifying: (A) the Certificate of Incorporation; (B) the Bylaws; and (C) resolutions of the Company Board (I) determining that it is in the best interests of the Company and the Stockholders, and declaring it advisable, to enter into this Agreement, (II) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (III) recommending adoption of this Agreement and approval of the Transactions, including the Merger, by the Stockholders;
(ii) Good Standing Certificate. A good standing certificate with respect to the Company issued by the Delaware Secretary of State, dated as of a date not more than five Business Days before the Closing Date;
(iii) Payoff Letters. Payoff letters, in form and substance reasonably satisfactory to Parent, from each holder of Indebtedness named in the Estimated Closing Date Statement evidencing the discharge or payment in full of the Indebtedness of such holder set forth opposite such Person’s name in the Estimated Closing Date Statement and releasing the Company, Parent and its Affiliates from any and all claims that such Indebtedness holder may have against the Company at the Effective Time (the “Payoff Letters”), in each case duly executed by each holder of such Indebtedness, with an agreement to provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Liens relating to such Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;
(iv) Resignation Letters. Resignations, in customary form, of each director and each officer of the Company, which resignations shall be effective as of the Effective Time;
(v) FIRPTA Certificate. A certificate that complies with Section 1445 of the Code and Section 1.1445-2(c)(3) of the Treasury Regulations promulgated thereunder, dated as of the Closing Date, certifying that an interest in the Company is not a United States real property interest;
(vi) Affiliate Agreements. Evidence, in form and substance reasonably satisfactory to Parent, of the termination of each Affiliate Agreement;
(vii) Termination of 401(k) Plans. Resolutions approved by the Company Board (and of any necessary applicable committee of the Company Board), in form and substance reasonably satisfactory to Parent, terminating any 401(k) Plan sponsored or maintained by the Company effective as of no later than the day before the Closing without any continuing rights of any current or former employee of the Company thereunder;
(viii) Required Consents. Each Required Consent and the consent of Lagunita, LLC to the Company continuing after the Closing to occupy (under the Real Estate License) within the leased premises of Lagunita, LLC at 1440 O’Brien Drive, Suite D, Menlo Park, California 94025;
(ix) Amendment of Real Estate License. An amendment of the Real Estate License, in a form satisfactory to Parent and executed by Lagunita, LLC, to the effect that (A) the Company shall have the option to terminate the Real Estate License for convenience, without penalty and without termination liability, at any time after September 1, 2021 upon 15 days’ prior written notice, (B) the sharing percentage and details referred to in Section 1 of the Real Estate License shall not be changed without Parent’s express prior written consent, (C) Section 28 of the Real Estate License (pertaining to relocation) is deleted, and (D) Lagunita, LLC shall use commercially reasonable efforts to maintain the Real Estate Master Lease in effect for at least the duration of the Real Estate License; and
(x) Other Documents. All other instruments, agreements, certificates and documents required to be delivered by the Company or the Stockholders’ Representative at or before the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Parent or Merger Sub has reasonably requested before the Closing.
(b) Parent shall deliver, or cause to be delivered, the amounts set forth in the Estimated Closing Date Statement as provided in Section 2.10(a) and shall deliver, or cause to be delivered, to the Stockholders’ Representative or any other Person designated by the Stockholders’ Representative (unless the delivery is waived in writing by the Stockholders’ Representative), in each case duly executed or otherwise in proper form, all instruments, agreements, certificates and documents required to be delivered by Parent or Merger Sub at or before the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as the Stockholders’ Representative has reasonably requested before the Closing.
Section 2.15. Additional Merger Consideration. Distributions, if any, of the Earnout Consideration, Merger Consideration Surplus and/or Holdback Amount shall be made in accordance with Section 7.10. Parent shall provide the Stockholders’ Representative with written notice, within ten (10) Business Days after achievement of the relevant event by Parent or any of its Affiliates or assignees, of the following: (a) receipt of any milestone payment under the Teva Agreement by virtue of the first four Teva Agreement statements of work/programs (if so many); (b) [reserved]; (c) entry into of a definitive agreement for, or a statement of work or similar document under, any Parent Partnered Program before the fourth anniversary of the Closing, as well as the initiation of work under any such definitive agreement or statement of work; or (d) delivery under any Parent Partnered Program, before the sixth anniversary of the Closing, of antibodies (or the sequences thereof) directed to a particular therapeutic target to the applicable customer or other commercial partner meeting the specifications therefor as set forth in the documentation governing such Parent Partnered Program, provided that the obligation to provide such notices under the foregoing clause (a) shall expire upon payment to the Paying Agent (on behalf of and for distribution to the Stockholders in accordance with the terms of this Agreement) of aggregate Earnout Consideration payable under item “(a)” of the definition of Earnout Consideration of $25,250,000 and the obligation to provide such notices under the foregoing clauses (c) and (d) shall expire upon payment to the Paying Agent (on behalf of and for distribution to the Stockholders in accordance with the terms of this Agreement) of aggregate Earnout Consideration payable under items “(c)” and “(d)” of the definition of Earnout Consideration of $5,000,000. Parent disclaims any contractual or other duty to the Stockholders to generate or maximize the Earnout Consideration, and it is acknowledged that there shall be no such duty. Specially and notwithstanding the foregoing sentence, however, Parent covenants and agrees not to, in bad faith, delay beyond the applicable Earnout Consideration eligibility period either the entering into of a definitive agreement or statement of work or similar document for a Parent Partnered Program, or the delivery of antibodies to the customer or other commercial partner under a Parent Partnered Program, which would naturally (i.e., if the Earnout Consideration eligibility period had instead been written here so as to extend for many additional years) have occurred at a time which was before the expiration of the actual applicable Earnout Consideration eligibility period.
Section 2.16. Letter of Transmittal. Notwithstanding anything in this Agreement to the contrary, no (former) Stockholder shall be entitled to receive delivery of any (otherwise-receivable) Merger Consideration or Additional Merger Consideration unless and until such Stockholder executes and delivers to Parent the Stockholder’s Certificate(s) accompanied by a Letter of Transmittal reasonably prepared by the Parent and (among other things) reiterating and binding the Stockholder to all agreements, releases, covenants, acknowledgements, obligations, liabilities, waivers, exposures to setoff and acceptances of responsibility and liability which this Agreement provides are to be applicable to each Stockholder or to the Stockholders.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the specific section, subsection or sub-clause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Company Disclosure Schedule”), that correspond to the specific section, subsection or sub-clause of each representation and warranty set forth in this Article III (provided, however, that any information set forth in a section, subsection or sub-clause of the Company Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, subsection or sub-clause of this Agreement and any other section, subsection or sub-clause of this Agreement, where it is reasonably apparent on its face without reference to the underlying documents that such information applies to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.1. Organization and Qualification.
a.The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own,

operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted and as currently proposed to be conducted.  The Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary.
b.The copies of the Certificate of Incorporation and the Bylaws provided to Parent and Merger Sub are complete and correct copies of such documents as in effect as of the date of this Agreement. There has been no violation of any of the provisions of the Certificate of Incorporation or the Bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Stockholders, the Company Board or any committee of the Company Board.
c.A schedule delivered by the Company to Parent before the date hereof, and so designated, accurately sets forth: (i) the names of the members of the Company Board; (ii) the names of the members of each committee of the Company Board; and (iii) the names and titles of each officer of the Company.
Section 3.2. Capitalization.
a.A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth a complete and accurate list of the authorized, issued and outstanding shares of Company Capital Stock, to be accurate and complete as of the date of delivery and as of immediately before the Closing. All outstanding Company Options (whether or not presently exercisable) will be terminated at the Closing without payment of any consideration to the holders thereof, and under no circumstances will any Company Option be exercisable after the Closing. There are no outstanding Company Warrants. Other than the Company Capital Stock, there are no other shares or other equity interests in the Company issued, reserved for issuance or outstanding. No shares of Company Capital Stock are held in the Company’s treasury.  Other than as contemplated in the Taxable Spinout, the Company has never declared or paid any dividends on any shares of Company Capital Stock. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and fully paid, non-assessable and free of any preemptive rights. Other than such Company Options and Bridge Notes, there are no outstanding subscriptions, restricted stock units, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of the Company to which the Company is a party, including any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock.  There are no outstanding phantom stock rights or stock appreciation rights granted by the Company to any Person.  There is no Indebtedness with voting rights (or, other than the Bridge Notes, currently or potentially convertible into, or exchangeable for, securities with voting rights) with respect to any matters on which any equity holder of the Company may vote. The schedule referred to in the first sentence of this subsection sets forth an accurate and complete list of the holders of all of the issued and outstanding shares of Company Capital Stock, the electronic mail address of each such holder and the number and type of shares of Company Capital Stock owned of record by each such holder.
b.Other than Spinout Company, the Company does not have, and has never had, any Subsidiaries. The Company: (i) does not own any equity securities or other ownership interest of any other Person; (ii) does not control any Person; (iii) does not have any investments in, or hold any interest, directly or indirectly, in, any Person; and (iv) does not have any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in, any Person.

c.Except for the Investor Agreements, there are no outstanding contractual obligations to which the Company is a party: (i) to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or other equity interests in the Company; or (ii) relating to the voting of any shares of Company Capital Stock or other equity interests in the Company.
d.All of the shares of Company Capital Stock and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable state and federal securities Laws and all other applicable Laws; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.
e.No Person will be entitled to receive any payment or consideration as a result of the Transactions other than the Stockholders, the recipients of Change of Control Payments (but only if expressly called for by Section 2.9 to be so paid), the recipients of a payment for Company Transaction Expenses (but only if expressly called for by Section 2.9 to be so paid), and the recipients of a payment for Indebtedness outstanding at the Closing (but only if expressly called for by Section 2.9 to be so paid).
f.The Allocation Schedule is true and correct in all respects.
Section 3.3. Authority.
a.The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by it.  The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the Transactions to be consummated by it have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other or further action or proceeding on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity.
b.The Company Board has unanimously adopted resolutions: (i) determining that it is in the best interests of the Company and the Stockholders, and has declared it advisable, to enter into this Agreement; (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger; and (iii) recommending adoption of this Agreement and approval of the Transactions, including the Merger, by the Stockholders, which resolutions have not been subsequently withdrawn or modified in any respect.
c.The Stockholder Written Consent has been executed and delivered by Stockholders who own, in the aggregate, at least 80% of the outstanding Company Common Stock and 95% of the outstanding Company Preferred Stock.
d.The Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Transactions contemplated hereby, including the Merger. There is no class or series of capital stock of the Company other than the Company Common Stock and the Company Preferred Stock (i.e., the Series A Preferred Stock).

Section 3.4. Consents and Approvals; No Violations.
a.Except for the Consents, filings, declarations, registration and notices listed on a schedule delivered by the Company to Parent before the date hereof, and so designated, (the “Required Consents”) and except for the filing of the Certificate of Merger with the Delaware Secretary of State, no Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or for the consummation by the Company of the Transactions to be consummated by it. Each Required Consent, if any, has been obtained and is in full force and effect.
b.The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the Transactions to be consummated by it do not and will not: (i) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws; (ii) conflict with or result in a violation or breach of any Law applicable to the Company or any of its properties or assets; (iii) conflict with, result in a material violation or breach of, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would reasonably be expected to constitute a material default) under, result in the termination, modification or cancellation of or a right of termination, material modification or cancellation under, or accelerate the performance required under, any Material Contract or any Permit required for the conduct of the business of the Company; or (iv) result in the creation of any Lien upon any of the material properties or assets of the Company.
Section 3.5. Financial Statements.
a.Delivery of Financial Statements. The Company has delivered to Parent true, correct and complete copies of the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2019 and the related unaudited statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2019, together with all related notes and schedules thereto; (ii) the unaudited balance sheet of the Company as of December 31, 2018 and the related unaudited statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2018, together with all related notes and schedules thereto; and (iii) the unaudited balance sheet of the Company as of June 30, 2020 (the “Interim Balance Sheet”) and the related unaudited statements of income, stockholders’ equity and cash flows for the six months ended June 30, 2020, together with all related notes and schedules thereto.
b.Fair Presentation. The Company Financial Statements present fairly in all material respects the financial position, results of operations, cash flows and the assets, liabilities, revenues, expenses and stockholders’ equity of the Company for the periods covered thereby. The Company Financial Statements are in accord with the corporate books and records of the Company and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.
c.Indebtedness. A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth a complete and correct list of all Indebtedness as of immediately before the Closing, identifying the creditor (including name and address), the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of immediately before the Closing. Except the Bridge Notes (which restrict voluntary prepayment but do not restrict prepayment (with premium) in the context of a change of control), no Indebtedness contains any restriction upon the prepayment of any of such Indebtedness. Except as noted on such schedule, the consummation of the Transactions will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness or an increase in the amount owing under the Indebtedness.
d.Cash and Cash Equivalents. Since December 31, 2019 the Company has not distributed or otherwise expended any Company Cash in the form of bonus payments or other compensation or awards to management, employees or consultants in excess of base compensation. A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth a complete and correct list of all Company Cash as of the open of business on the date of this Agreement, identifying the form of Company Cash and the account within which it resides.
Section 3.6. Ordinary Course/ Books and Records. The Company has at all times maintained its books and records (including both detailed and summary records of scientific protocols and data) in any and all tangible and intangible media, in accordance with commercially reasonable practices for similarly situated companies, and has caused its Representatives and counterparties to maintain books and records pertaining to Company matters (including both detailed and summary records of scientific protocols and data) in any and all tangible and intangible media, in accordance with commercially reasonable practices for similarly situated companies.
Section 3.7. Absence of Certain Changes or Events. Since June 30, 2020, there have not occurred any events, series of events, occurrences, conditions, and there has not been any lack of occurrences, facts, conditions, changes, developments or effects, in each case that, individually or in the aggregate, have had or could reasonably be expected to have or result in a Company Material Adverse Effect.
Section 3.8. No Undisclosed Liabilities. The Company does not have any Liabilities, except for: (a) Liabilities adequately reflected or reserved against in the Interim Balance Sheet; (b) current Liabilities that have been incurred in the ordinary course of business since the date of the Interim Balance Sheet and that are included in the calculation of Net Working Capital; (c) contingent Liabilities that are not required by GAAP to be reflected on the face of, or described in notes to, a balance sheet of the Company; and (d) Liabilities under this Agreement.
Section 3.9. Litigation.
a.There is no Proceeding pending or, to the Knowledge of the Company, threatened: (i) against or by the Company or against any of its properties or assets or, to the Knowledge of the Company, any of its officers, directors or employees (in their capacity as such); or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To the Knowledge of the Company, no event has occurred, and no circumstance exists, in each case that is reasonably likely to lead to such a Proceeding. The Company does not have any plan to initiate any Proceeding against another Person.
b.There is: (i) no outstanding Order of, or settlement agreement with or subject to, any Governmental Entity; and (ii) no unsatisfied judgment, penalty or award, in each case against or affecting the Company or any of its properties or assets.
Section 3.10. Real Property; Personal Property.
a.The Company does not own and has never owned any fee interest in any real property.
b.A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all real property leased, subleased, licensed or otherwise used, operated or occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company (collectively, including the buildings, improvements and fixtures located thereon, the “Leased Real Property”), including the street address of each Leased Real

Property; and (ii) each Contract pursuant to which the Company holds any Leased Real Property as landlord, sublandlord, tenant, subtenant, occupant or otherwise (each, a “Real Property Lease”), including all currently effective amendments and modifications thereto.
c.The Company has a valid leasehold or subleasehold interest in (or a valid right to use and occupy) each Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. To the Company’s Knowledge, all material rent (including base rent and additional rent) payable under each of the Real Property Leases has been paid to date.
d.Except: (i) for and as provided in the Real Property Leases; and (ii) for Permitted Liens, none of the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company) any right to the use or occupancy of such Leased Real Property or any part thereof. As of the date of this Agreement, the term of every Real Property Lease other than the Real Estate License is month-to-month and (subject to the amendment contemplated by Section 2.14(a)(ix) hereof), the term of the Real Estate License is until March 31, 2023.
e.A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth a partial list of tangible personal property, each item of which is in the possession of and owned by the Company free and clear of all Liens other than Permitted Liens and which is known by the Company to be of special interest to Parent.
f.The Company has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, all material tangible personal property used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.
g.The properties and assets (whether real, personal or tangible, but excluding intangible property) owned by or leased to the Company constitute all of the assets and properties (whether real, personal or tangible, but excluding intangible property) necessary to conduct the Company’s business in the manner in which such business has been conducted during the periods reflected in the Company Financial Statements and is conducted on the date of this Agreement.
Section 3.11. Taxes.
a.To the Company’s Knowledge:
i.all income and other material Tax Returns required to be filed by or on behalf of the Company (the “Company Returns”) have been timely and properly filed (taking into account any extensions), and all Company Returns and are true, accurate and complete in all material respects;
ii.all Taxes of the Company that are due and payable (whether or not shown on any Company Return) have been timely and properly paid;
iii.the Company has: (A) withheld and collected all amounts required by Law to be withheld or collected, including sales and use Taxes and amounts required to be withheld for Taxes of or with respect to employees, independent contractors, creditors, stockholders (including the Stockholders) or other third parties, and, to the extent required, timely paid over such amounts to the proper Governmental Entities; and (B) properly requested, received and retained, in all material respects, all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which the Company would otherwise have been obligated to collect or withhold such Taxes;

iv.no power of attorney is currently in effect with respect to the Company as to any matter relating to Taxes;
v.the Company has made available to Parent true, correct and complete copies of all Company Returns with respect to Taxes filed by or with respect to it with respect to all taxable years remaining open under the applicable statute of limitations, and has delivered or made available to Parent all relevant documents and information with respect thereto, including work papers, records, audit and examination reports, and statements of deficiencies proposed or assessed against or agreed to by the Company;
vi.no claim has been made in writing by any Governmental Entity in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
vii.the Company has not engaged in a trade or business, has not had a permanent establishment (within the meaning of an applicable Tax treaty), and has not otherwise become subject to Tax jurisdiction in a country other than the United States; and
viii.the Company Financial Statements properly and adequately accrue or reserve for Tax liabilities as of the date of such Company Financial Statements in accordance with GAAP.
b.No Company Return has ever been examined or audited by any Governmental Entity. There is no pending audit, examination, refund claim, litigation, proposed adjustment, matter in controversy or other Proceeding with respect to any Tax of the Company and no such audit, examination, refund claim, litigation, proposed adjustment, matter or other Proceeding is or has been threatened in a writing delivered to the Company. No deficiencies for any Tax have been proposed, asserted or assessed in writing against the Company which have not been settled and paid in full, and no such proposal, assertion or assessment is pending or been threatened in a writing delivered to any Stockholder or the Company. No outstanding extension or waiver of the limitation period applicable to any Company Return has been granted by or requested from the Company, other than automatic extensions obtained in the ordinary course of business. There are no Liens with respect to any Taxes against any of the assets of the Company, other than Permitted Liens.
c.The Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Law). The Company has no indemnity obligations for any Taxes imposed under Section 4999 of the Code.
d.The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Tax period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or before the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; or (iv) prepaid amount received for a Tax period ending on or before the Closing Date. The Company is not a party to or bound by and does not have any Liability under any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than an agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).
e.The Company: (i) has never been a member of any affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign Tax purposes (other than an affiliated group or similar group the common parent of which is the Company); and (ii) does not have any Liability for any amount of Taxes of any Person (other than the Company) pursuant to any Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, (other than a Contract entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes) indemnity or otherwise.
f.The Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code.
g.The Company is not currently, and will not for any period for which a Tax Return has not been filed be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Sections 481 or 263A of the Code (or any corresponding provisions of state, local or foreign Law) as a result of transactions, events or accounting methods employed before the Closing Date.
h.The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law).
i.The Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law.
Section 3.12. Compliance with Laws; Permits.
a.The Company is in compliance in all material respects with all Laws applicable to the Company, and no Proceeding has been filed or commenced and is continuing against the Company, and the Company has not received any notice or other communication (in writing or otherwise), alleging that the Company is not in compliance with any such Law. To the Knowledge of the Company, no event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply with, any Law applicable to the Company.
b.(i) The Company holds all material Permits required for the conduct of its business as conducted on the date of this Agreement; (ii) such Permits are valid, unimpaired and in full force and effect; (iii) the Company is not in default under or in material violation of any such Permit; and (iv) no Proceeding seeking the revocation, cancellation, termination, limitation or nonrenewal of any such Permit is pending before any Governmental Entity or, to the Company’s Knowledge, threatened.
Section 3.13. Labor Matters.
a.No employees of the Company are covered by, and the Company is not subject to, a collective bargaining agreement, labor contract or other oral or written agreement or understanding with a labor organization or labor union. To the Company’s Knowledge, no: (i) organizing activities involving the Company are currently pending with any labor organization or group of employees of the Company; (ii) collective bargaining agreement is being or has been negotiated by the Company; and (iii) strike, lockout, slowdown, or work stoppage against the Company is currently pending or, to the Company’s Knowledge, threatened that may interfere with the business activities of the Company.

b.The Company and each ERISA Affiliate are in compliance in all material respects with all, and have at all times complied with all, and neither the Company nor any ERISA Affiliate has received any notice or other communication (in writing or otherwise) of any claim filed with or by any Governmental Entity alleging that any of them has violated any, Laws or applicable contractual arrangements that relate to wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, employment or termination of employment, employment policies or practices, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health and, to the Knowledge of the Company, no such claim is threatened.
c.Each Person who is an employee of the Company is employed at will without any penalty, Liability or severance obligation. To the Knowledge of the Company, each Person who has been an employee of the Company at any time within the past month is willing to continue his or her employment (on an at-will basis) with the Company after the Merger.
d.The Company has at all times properly classified all applicable persons as employees, independent contractors, leased employees or as persons exempt from overtime pay.
Section 3.14. Employee Benefits.
a.A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth a complete and correct list, as of the date of this Agreement, of each “employee benefit plan” (within the meaning of Section 3 of ERISA), each stock purchase, stock ownership, stock option, phantom stock, severance, retention, employment, change-in-control, bonus, incentive compensation, profit sharing, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each other plan, agreement, program, policy or arrangement providing employee benefits or compensation to any current or former employee of the Company (whether written or unwritten) which is maintained, contributed to or sponsored by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate is obligated to make any contributions or has any material Liability.  All such plans, agreements, programs, policies and arrangements are hereinafter referred to collectively as the “Benefit Plans” and individually as a “Benefit Plan.”
b.With respect to each Benefit Plan, the Company has delivered or made available to Parent: (i) a complete and correct copy of such plan or plan documents, as applicable, or a summary of such plan; (ii) the most recent Internal Revenue Service determination letter, if applicable; (iii) the current summary plan description, if applicable; (iv) the most recent actuarial valuation report, if applicable; (v) the most recent annual report (Form 5500, with all applicable attachments); and (vi) all related trust agreements that implement each Benefit Plan.
c.Each Benefit Plan is being operated, funded and administered in all material respects in accordance with its terms and the requirements of ERISA and the Code and other applicable Law.  Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and each trust associated with any Benefit Plan that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable Internal Revenue Service determination letter as to its qualification and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, or is a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service and, to the Company’s Knowledge, as of the date of this Agreement, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to result in a loss of such plan’s qualification or tax-exempt status. No “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Benefit Plan, and no Tax has been imposed pursuant to Section 4975 of the Code in respect thereof.
d.Neither the Company nor any ERISA Affiliate maintains, contributes to or has any Liability with respect to a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA or a “multiemployer plan” within the meaning of Section 4001(a)of ERISA.
e.There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan.
f.Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions (either alone or in conjunction with any other event) will:  (i) increase any benefits otherwise payable under any Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits (other than the accelerated vesting of outstanding-but-to-be-terminated Company Options under the Company Option Plan); or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Company.
g.No Benefit Plan is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to former employees of the Company, other than pursuant to Section 4980B of the Code or any similar Law.
h.To the Knowledge of the Company, the Company has no Liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in a Benefit Plan.
i.Each Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has, at all times, been administered in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and (ii) is in a form which complies with the requirements of Section 409A of the Code, so that its terms and provisions comply with the requirements of Section 409A of the Code; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.
j.The Company has no indemnity obligations for any Taxes imposed under Section 409A of the Code.
Section 3.15. Material Contracts.
a.A schedule delivered by the Company to Parent before the date hereof, and so designated, contains a true, accurate and complete list of each of the following types of Contracts to which the Company is a party or by which its assets or properties are bound as of, and in effect on, the date of this Agreement (each, a “Material Contract”):
i.any Contract (other than Real Property Leases) (A) pursuant to which the Company received aggregate payments in excess of $20,000 during the six-month period preceding the date of this Agreement or (B) that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments to the Company in excess of $20,000 within the six-month period from and after the date of this Agreement;

ii.any Contract (other than Real Property Leases) (A) pursuant to which the Company made aggregate payments in excess of $20,000 during the six-month period preceding the date of this Agreement or (B) that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Company in excess of $20,000 within the six-month period from and after the date of this Agreement;
iii.any Contract relating to Indebtedness (other than Indebtedness in amounts of less than $15,000);
iv.any Contract materially limiting, restricting or prohibiting the Company from: (A) conducting any business activities; (B) engaging in any line of business anywhere in the United States or elsewhere in the world; (C) conducting any business activities with any Person; or (D) generating or isolating or commercializing antibodies (for its own account or for the benefit of Persons other than the Contract counterparty) against any particular target or disease;
v.any Contract that provides for “most favored nations” terms or establishes an exclusive or priority sale or purchase obligation with respect to any product, service or geographic location;
vi.any Contract containing provisions restricting the Company’s right to seek, hire or retain any employees, customers, vendors, suppliers or other service providers;
vii.any (A) joint venture, partnership, licensing, franchise, development, distribution, sales agent or supply agreement or (B) other Contract that involves a sharing of Liabilities, revenues or profits and losses by the Company with any other Person;
viii.any Contract that contains a standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of a third party;
ix.any Contract granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase any equity interests or assets of the Company;
x.any Contract other than the Spinout Preparation Agreement relating to (A) the acquisition (by merger, consolidation, purchase of stock or assets, or otherwise) by the Company of any Person, a material portion of the assets of any Person, or any business, division or product line or (B) the divestiture or disposition by the Company of a material portion of its properties or assets, or any of its equity interests, in each case of clauses (A) and (B) pursuant to which any of the parties has any remaining obligations or Liabilities;
xi.any Contract (excluding Real Property Leases) providing for capital expenditures in excess of $20,000 individually, or in excess of $30,000 in the aggregate;
xii.any Contract under which the Company has made, or that obligates the Company to make, a loan or capital contribution to, or investment in, any Person, other than advances to employees in the ordinary course of business;
xiii.any Contract (excluding Real Property Leases) under which: (A) the Company is the lessor of, or makes available for use by any third party, any equipment or other tangible property owned by the Company or (B) the Company is the lessee of, or is provided the use of, any equipment or other tangible property owned by any third party, in each case of clauses “(A)” and “(B)” for payments or other consideration of more than $10,000 during any 12 month period;

xiv.any Real Property Lease;
xv.any Inbound IP Contract;
xvi.any Outbound IP Contract;
xvii.any (A) collective bargaining agreement or (B) Contract with any union, labor organization, works council or other employee representative of a group of employees;
xviii.any Contract for the employment or engagement of any Person on a full-time or part-time basis (other than Contracts that can be terminated at will without any penalty, Liability or severance obligation or Contracts that can be terminated on 30 days’ or less notice without any penalty or Liability of the Company);
xix.any Contract (excluding Real Property Leases) providing for: (A) Change of Control Payments; (B) Accrued Compensation; (C) Deferred Compensation; or (D) the creation, acceleration or vesting of any right or interest for the benefit of any current or former employee or equity holder of the Company or any Affiliate of the Company which become payable as a result of or in connection with the consummation of the Transactions;
xx.any Contract between or among the Company, on the one hand, and any Stockholder or any Affiliate of any Stockholder (other than the Company), on the other hand;
xxi.any material Contract with any Governmental Entity;
xxii.any power of attorney or similar grant of agency executed by the Company;
xxiii.any Contract that was otherwise not entered into in the ordinary course of the Company’s business or is otherwise material to the business conducted by the Company;
xxiv.any Contract which commits the Company to enter into any of the foregoing;
xxv.the Teva Agreement; and
xxvi.the Spinout Preparation Agreement.
b.The Company has not received or enjoyed any benefit, inducement or incentive from any Governmental Entity which will, as a result of this Agreement or the Transactions or any cessation of the Company’s business operations in the geographic area where they are currently conducted or the termination of all or substantially all Company employees, result in any clawback, recapture, recoupment, repayment obligation, penalty, Tax or other such liability.
c.Except as noted in the schedule delivered pursuant to Section 3.15(a), with respect to each Material Contract: (i) no event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time or both) would constitute a material breach of or default under, would cause or permit the termination or cancellation of, would cause any loss of a material benefit under, or would give rise to any right to accelerate the maturity or performance of any material obligation under, such Material Contract; and (ii) the Company has not provided to or received from any counterparty thereto any written notice announcing, contemplating or threatening to, and, to its Knowledge, the Company is not otherwise aware of any intention by any counterparty thereto to: (A) terminate or not renew such Material Contract, or (B) seek the renegotiation of such Material Contract in any material respect. The Company has delivered or made available to Parent true, correct and complete copies of all written Material Contracts (including all amendments thereto), and written descriptions of all material terms of all oral Material Contracts (if any), in each case in effect as of the date of this Agreement.
Section 3.16. Intellectual Property.
a.Registered Intellectual Property. A schedule delivered by the Company to Parent before the date hereof, and so designated, accurately identifies: (i) each item of Registered Intellectual Property in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (iii) for each item of Registered Intellectual Property that is a domain name, information about the Domain Name Registrar with which such domain name has been registered or filed; (iv) each action, filing, and payment that (to the Company’s Knowledge) must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Registered Intellectual Property in full force and effect; and (v) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest. The Company has delivered to Parent complete and accurate copies of all applications, material correspondence with any Governmental Entity and other material documents related to each such item of Registered Intellectual Property.
b.Inbound Licenses. A schedule delivered by the Company to Parent before the date hereof, and so designated, accurately identifies each Contract to which the Company is a party and pursuant to which any material Intellectual Property is or has been licensed to the Company, excluding material transfer agreements and non-exclusive licenses concerning rights that are not material to the business of the Company (each, an “Inbound IP Contract”).
c.Outbound Licenses. A schedule delivered by the Company to Parent before the date hereof, and so designated, accurately identifies each Contract pursuant to which any Person has been granted any material license under, or otherwise has received or acquired any material right (whether or not currently exercisable and including a right to receive a license) or interest in, any Owned Intellectual Property, other than material-transfer agreements and service or similar agreements containing only a non-exclusive license to perform services for the Company thereunder (each, an “Outbound IP Contract”). The Company is not bound by or subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Owned Intellectual Property anywhere in the world.
d.Royalty Obligations. A schedule delivered by the Company to Parent before the date hereof, and so designated, contains a complete and accurate list and summary of all (if any) royalties, fees, commissions and other amounts which are or may hereafter become payable by the Company to any other Person upon or for the use of any Owned Intellectual Property or Licensed Intellectual Property.
e.Standard Form IP Agreements. The Company has delivered to Parent a complete and accurate copy of each standard form of: (i) employee agreement containing any assignment or license of Intellectual Property (or agreement to assign or license any Intellectual Property) or any confidentiality provision; (ii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property (or agreement to assign or license any Intellectual Property) or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement (each such form, a “Standard Form IP Agreement”). For the avoidance of doubt, the foregoing sentence does not obligate the Company to provide signed copies of Standard Form IP Agreements. A schedule delivered by the Company to Parent before the date hereof, and so designated, identifies (x) each Contract that is based upon or a variation of a Standard Form IP Agreement if such Contract deviates in any material respect from the corresponding Standard Form IP Agreement and (y) each Contract between the Company and one of its employees, consultants or independent contractors in which any such employee, consultant or independent contractor expressly reserved or retained any rights in Intellectual Property related to the business of the Company, except for works or inventions that are not relevant to the business or operations of the Company or that are not necessary to the conduct of the Company’s business. Except as specified on such schedule, the Company has entered into Contracts on the applicable form(s) of Standard Form IP Agreement with each and every Person who has ever been an employee or consultant of the Company.
f.Ownership and Maintenance or Establishment of Ownership. The Company exclusively (or jointly, as applicable) owns all right, title and interest to and in the Owned Intellectual Property free and clear of any Liens, other than Permitted Liens. Such documents and instruments as reasonably necessary to establish, perfect and maintain the rights of the Company in the Registered Intellectual Property within the Owned Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity (taking into account any permitted extensions). Each current or former employee, consultant or independent contractor of the Company who is or was involved in the creation or development of any Owned Intellectual Property has signed a valid and enforceable agreement containing an irrevocable assignment of any rights such employee, consultant or independent contractor may have had in any Owned Intellectual Property to the Company (or, in the case of any consultant or independent contractor who provided services to the Company through an entity, to such entity who in turn assigned all such rights to the Company) and containing confidentiality provisions protecting the Company’s confidential information. The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information pertaining to the Company and all of the Company’s trade secrets.
g.Sufficiency of Intellectual Property. To the Knowledge of the Company, the Owned Intellectual Property and Licensed Intellectual Property include all Intellectual Property and other intangible property needed to conduct the business of the Company as currently conducted and as currently planned to be conducted.
h.Valid and Enforceable; Proceedings.
i.All issued patents and registered trademarks within the Owned Intellectual Property, to the Knowledge of the Company, valid and enforceable. No interference, opposition, reissue, reexamination or other Proceeding is or has been pending or, to the Company’s Knowledge, threatened in writing in which the ownership, scope, validity or enforceability of any Owned Intellectual Property is being, has been or would be contested or challenged.
ii.To the Company’s Knowledge, all issued patents and registered trademarks within the Licensed Intellectual Property are valid and enforceable, and all Inbound IP Contracts are in full force and effect. To the Company’s Knowledge, no interference, opposition, reissue, reexamination or other Proceeding is or has been pending or threatened in which the ownership, scope, validity or enforceability of any Licensed Intellectual Property is being or has been expected to be contested or challenged.
iii.To the Knowledge of the Company, (A) all patents and patent applications within the Owned Intellectual Property or Licensed Intellectual Property have been prosecuted in good faith, (B) there are no inventorship challenges to any patents or patent applications within the Owned Intellectual Property or Licensed Intellectual Property, (C) all required maintenance and annual fees for all issued patents within the

Owned Intellectual Property or, to the Knowledge of the Company, the Licensed Intellectual Property have been fully paid, and (D) all fees paid during prosecution and after issuance of any patents within the Owned Intellectual Property or, to the Knowledge of the Company, the Licensed Intellectual Property have been paid in the correct entity status amounts, with respect to such patents.
iv.Except for documents cited by a patent examiner or by the patent applicant in an information disclosure statement (and which have been separately and specially disclosed by the Company to Parent), with respect to any patent applications or patents included in the Owned Intellectual Property or Licensed Intellectual Property, to the Company’s Knowledge there are no facts that the Company believes are reasonably likely to (A) preclude the issuance to the Company of any patents from patent applications included in the Owned Intellectual Property or Licensed Intellectual Property (with valid claims not materially narrower in scope than the claims as currently pending in those applications), (B) render any patents included in the Owned Intellectual Property or Licensed Intellectual Property invalid or unenforceable, or (C) cause the claims of any patent applications or patents included in the Owned Intellectual Property or Licensed Intellectual Property to be narrowed.
v.No Person has in writing asserted or threatened a claim which if adversely resolved would adversely affect the Company’s ownership rights to or license rights under (nor are there any facts known to the Company that the Company believes are reasonably likely to adversely affect the Company’s ownership rights to or license rights under) any of the Owned Intellectual Property or Licensed Intellectual Property.
vi.For the purposes of this Section 3.16(h), “Licensed Intellectual Property” shall be deemed not to include in-licenses of standard commercially-available software.
i.Effect of Transactions. The Transactions will not, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Owned Intellectual Property; (ii) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.
j.No Third Party Infringement of Owned or Licensed Intellectual Property. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property or exclusively Licensed Intellectual Property. To the Company’s Knowledge, neither the Company nor any Representative of the Company has ever sent any letter or other written or electronic communication or correspondence regarding any actual, alleged or suspected infringement or misappropriation of any Owned Intellectual Property or exclusively Licensed Intellectual Property.
k.No Infringement of Third Party IP Rights. The conduct of the business of the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any valid and enforceable Intellectual Property of any Person, and the future conduct of the business of the Company, as currently contemplated by the Company as of the date of this Agreement, would not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate or make unlawful use of any valid and enforceable Intellectual Property of any Person. No Intellectual Property infringement, misappropriation or similar Proceeding is pending against the Company or to the Company’s Knowledge, against any other Person who is entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Proceeding. Except as specified on a schedule delivered by the Company to Parent before the date hereof, and so designated, the Company has never received any notice in writing or other communication (in writing) relating to any actual, alleged or suspected past or possible future infringement, misappropriation or violation by the Company, or by any current or former employee or agent of the Company, or by any hypothetical acquirer of the Company, of any Intellectual Property of any Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property. If (but for this sentence) anything would be deemed to be a violation of both of this Section 3.16(k) and of another representation/warranty in another section or subsection of this Article III, it shall be treated as a violation of this Section 3.16(k) and not of such other representation/warranty in such other section or subsection of this Article III.
l.Sponsored Research. No university, Governmental Entity or other organization sponsored research and development conducted by the Company in such a way as to have any claim of right to or ownership of or other Lien on any Owned Intellectual Property. No research and development conducted by the Company was performed by a graduate student or employee of any Governmental Entity.
m.Company IT Systems. The Company owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by the Company (the “Company IT Systems”). The Company IT Systems that are currently used by the Company constitute all the information and communications technology reasonably necessary to carry on the business of the Company as currently conducted. The consummation of the Transactions will not impair or interrupt in any material respect: (i) the Company’s access to and use of, or its right to access and use, the Company IT Systems or any third party databases or third party data used in connection with the business of the Company as currently conducted; and (ii) to the extent applicable, the Company’s customers’ access to and use of the Company IT Systems. The Company has taken commercially reasonable steps in accordance with industry standards and has otherwise used commercially reasonable efforts to secure the Company IT Systems from unauthorized access or use by any Person and to enable the continued, uninterrupted and error-free operation of the Company IT Systems. The Company has in effect commercially reasonable disaster recovery plans and procedures in the event of any malfunction of or unauthorized access to any Company IT Systems. To the Company’s Knowledge, there: (x) have been no material unauthorized intrusions or breaches of security with respect to the Company IT Systems; (y) has not been any material malfunction of the Company IT Systems that has not been remedied or replaced in all material respects; and (z) has been no material unplanned downtime or service interruption with respect to any Company IT Systems in the prior 12 months.
Section 3.17. Environmental Matters.
a.There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company under or pursuant to any applicable Environmental Law, the subject matter of which would reasonably be likely to result in material Liability.
b.The Company: (i) is in compliance in all material respects with all applicable Environmental Laws; (ii) holds all Environmental Permits required for the conduct of its business as conducted on the date of this Agreement; and (iii) is in compliance in all material respects with such Environmental Permits.
c.No event has occurred, and no circumstance exists, at any location or in connection with the business or assets of the Company, in each case that to the Knowledge of the Company could reasonably be expected to (with or without notice or lapse of time): (i) materially prevent, hinder or limit continued compliance with Environmental Laws; (ii) give rise to any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws, which obligations are or would be material; (iii) require a material expenditure to comply with Environmental Laws or meet applicable standards thereunder; (iv) require a material change to the operation of the business of the Company in order to comply with Environmental Laws; or (v) result in the imposition of any material Liability or costs pursuant to any Environmental Law
d.The Company has delivered or made available to Parent copies of all environmental site assessment reports, environmental or safety workplace audits, notices of actual or potential violation or liability, and other similar material documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company and related to Environmental Releases or compliance with Environmental Laws.
Section 3.18. Insurance.
a.A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth, as of the date of this Agreement, a complete and accurate list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance covering the Company, in each case held by the Company or any other Person (the “Insurance Policies”), setting forth, in respect of each such Insurance Policy: (i) the policy number; (ii) the insurer; (iii) policy limits and deductibles; (iv) the dates of premiums or payments due thereunder; and (v) the expiration date.
b.The Insurance Policies are of the type and in the amounts as are customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company operates and meet all material contractual and statutory requirements to which the Company is subject. There have been no gaps in insurance coverage that could expose the Company to uninsured material liability for events that occurred before the date of this Agreement.
c.With respect to each Insurance Policy: (i) such Insurance Policy is in full force and effect and enforceable in accordance with its terms; (ii) the Company and, to the Knowledge of the Company, each other party to such Insurance Policy are in compliance with the terms and provisions of such Insurance Policy in all material respects; (iii) all premiums for such Insurance Policy have been paid in full; (iv) the Company will not be liable for retroactive premiums or similar payments under such Insurance Policy; and (v) no limits of liability or coverage for such Insurance Policy have been exhausted or depleted by more than fifty percent (50%).
d.Neither the Company nor, to the Knowledge of the Company, any other Person, has received any notice or other communication (in writing or otherwise) regarding any actual or possible cancellation or termination of, premium increase with respect to, or alteration of coverage under, any such Insurance Policy.
e.All claims, incidents, wrongful acts or occurrences for which the Company reasonably expects to obtain coverage under any Insurance Policy have been reported to the applicable underwriter in accordance with the requirements of the applicable Insurance Policy. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.19. Accounts Receivable; Accounts Payable.
a.A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth an accurate and complete breakdown of all accounts receivable, notes receivable and other receivables of the Company (the “Accounts Receivable”) as of the date of this Agreement. Since the date of the Interim Balance Sheet, the Company has collected its Accounts Receivable in the ordinary course of business and has not accelerated any such collections.
b.A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth an accurate and complete breakdown of all accounts payable, notes payable and other payables of the Company (the “Accounts Payable”) as of the date of this Agreement. Since the date of the Interim Balance Sheet, the Company has paid its Accounts Payable in the ordinary course of business and has not delayed or stretched any such payments. All Accounts Payable of the Company arose in the ordinary course of business consistent with past practice.
Section 3.20. Bank Accounts; Powers of Attorney; Performance Bonds. A schedule delivered by the Company to Parent before the date hereof, and so designated, sets forth: (a) the identity of each bank or financial institution in which the Company has an account, loan facility or relationship, safe deposit box or lockbox, the number of each such account or box and the names of all Persons authorized to draw thereon or having signatory power or access thereto: (b) the names and addresses of all persons holding powers of attorney for the Company or for any officer or agent thereof; and (c) each performance bond to which the Company is a party. No such performance bonds have been called.
Section 3.21. Affiliate Transactions. Any and all Affiliate Agreements have been terminated before or will be terminated effective upon the Closing and, from and after the Closing, the Company shall not be bound thereby or have any Liability thereunder. Other than The Board of Trustees of the Leland Stanford Junior University in connection with the Stanford Agreements, neither any current or former member, manager, stockholder, director, officer or employee of the Company, nor any immediate family member of any of the foregoing: (w) has any ownership interest in any property or asset used by the Company; (x) provides material services to the Company (other than employment by the Company); (y) has borrowed money from or loaned money to the Company that is currently outstanding; or (z) is a party to any Contract or ongoing transaction or business relationship with, or has any claim or right against, the Company.
Section 3.22. Broker’s Fees. Except Wedbush Securities Inc., none of the Company or any of its Representatives has employed any financial advisor, investment banker, broker or finder in a manner that would result in any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions. There are no rights, obligations or other Liabilities under any Contract with any financial advisors, investment bankers, brokers or finders that will continue in effect beyond the Closing.
Section 3.23. Takeover Laws. To the extent that any state takeover statute or similar Law is applicable to the Transactions contemplated by this Agreement or the related ancillary agreements, the Company and the Company Board have taken such actions as are necessary, if any, to render the provisions of any “interested stockholder,” “moratorium,” “control share acquisition,” “fair price” or other state anti-takeover law inapplicable to the Company, Parent and Merger Sub in connection with this Agreement or any of the Transactions (including the Merger). The Company does not have any “poison pill” or similar antitakeover device.
Section 3.24. Unlawful Payments.
a.Neither the Company nor any Affiliate, director, officer or employee of the Company, nor, to the Company’s Knowledge, any agent, representative, sales intermediary or other third party acting on behalf of the Company, in any way relating to the business of the Company: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any “Public Official” (as hereinafter defined) or other Person, for purposes of (A) influencing any act or decision of any Public Official or other Person in his, her or its official capacity; (B) inducing such Public Official or other Person to do or omit to do any act in violation of his, her or its lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official or other Person to use his, her or its influence with a government, Governmental Entity, commercial enterprise owned or controlled by any government (including state-owned or controlled facilities), or any other Person in order to assist the business of the Company or any Person related in any way to the business of the Company, in obtaining or retaining business or directing any business to any Person.
b.There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to violations of any applicable anticorruption Law.
c.“Public Official” means: (i) any director, officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled company or organization; (iii) any director, officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.
Section 3.25. No Known Disparagement Intention. To the Knowledge of the Company, no current holder of Company Common Stock intends (as of the Closing Date) to do anything after the Closing which, if done by a Preferred Stockholder, would violate Section 5.4(a) of this Agreement.
Section 3.26. Disclosure. To the Knowledge of the Company, the Company has disclosed to Parent and Merger Sub all facts material to the relationship of the Company with the customers and suppliers of the Company and the business, operations, prospects, results of operations, Liabilities, cash flows and condition (financial or otherwise) of the Company and the business of the Company as currently conducted. No representation or warranty or other statement made by the Company in this Agreement, the Company Disclosure Schedule, or any certificate or other document delivered hereunder contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:
Section 4.1. Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, when aggregated with all other such failures, a material adverse effect on Parent’s or Merger Sub’s ability to perform its obligations under this Agreement or prevent the consummation of the Transactions (a “Parent Material Adverse Effect”).
Section 4.2. Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by it. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub, and no other or further action or proceeding on the part of Parent or Merger Sub or their respective equity holders is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.
Section 4.3. Consents and Approvals; No Violations.
a.Except for the filing of the Certificate of Merger with the Delaware Secretary of State, no Consent of, or filing, declaration or registration with, or notice to any Governmental Entity, which has not been received or made, is required to be obtained by or made by Parent or Merger Sub for the execution and delivery by each of Parent and Merger Sub of this Agreement or for the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, other than such Consents, filings, declarations, registrations or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
b.The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it do not and will not: (i) conflict with or violate any provision of the organizational or governing documents of Parent or Merger Sub; (ii) conflict with or result in a violation or breach of any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Contract to which Parent or Merger Sub is a party, or by which either of them or any of their respective properties or assets may be bound or affected; or (iv) result in the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub, except for such conflicts, violations, breaches, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4. Broker’s Fees. None of Parent, or any of its Affiliates, or any of its officers or directors on behalf of Parent or any of its Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any Liability for the Company for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.
ARTICLE V.
COVENANTS

Section 5.1. Publicity.
a.So long as this Agreement is in effect, none of the Company, the Stockholders or any of their respective Affiliates (excluding, for the avoidance of doubt, Parent and the Surviving Corporation after the Effective Time) shall issue or cause the publication of any press release or other public or industry announcement, statement or acknowledgment with respect to the Merger, this Agreement or any of the other Transactions. Parent and its Affiliates (including, for the avoidance of doubt, the Surviving Corporation after the Effective Time) shall be permitted to issue, in their sole discretion, one or more press releases or other public or industry announcements, statements or acknowledgments with respect to this Agreement or any of the Transactions, including the Merger. For the avoidance of doubt, the Stockholders and their Affiliates shall not be restricted from (after Parent’s public announcement of the Merger) issuing or causing the publication of any factually accurate press release or other public or industry announcement, statement or acknowledgment with respect to the Taxable Spinout.
b.Each Stockholder shall, and shall cause his, her or its Affiliates to, and shall cause his, her or its and their respective Representatives to, hold in confidence the existence of this Agreement, the ancillary documents contemplated by this Agreement, and the terms hereof and thereof, and each such Person shall not disclose any such information to any other Person; provided, however, that such Person may disclose any such information: (i) that after the date of this Agreement becomes generally available to the public other than through a breach by the applicable Stockholder, any of his, her or its Affiliates or any of his, her or its or their respective Representatives of their respective obligations under this Section 5.1(b); (ii) to his, her or its respective tax, accounting or legal Representatives who have a need to know such information and are informed of the confidential nature of such information; (iii) as required by applicable Law, by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Person; or (iv) with Parent’s prior written consent.
Section 5.2. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees that, from and after the date hereof, at the reasonable request of the other party or parties, they shall execute and deliver, or cause to be executed and delivered, to the other party or parties such further documents or instruments of any kind and take, or cause to be taken, such other actions as may be reasonably necessary, proper or advisable to carry out any of the provisions of this Agreement or the Transactions. Each party shall bear its own costs and expenses in compliance with this Section 5.2.
Section 5.3. Post-Closing Confidentiality.
a.From and after the Closing, each Stockholder shall, and shall cause his, her or its Affiliates to, and shall instruct his, her or its and their respective Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Parent, the Company or any of their respective Affiliates or any of their respective Intellectual Property (collectively, “Company Confidential Information”), except that no Stockholder nor his, her or its Affiliates shall have any obligation under this Section 5.3 with respect to any Company Confidential Information that: (i) after the date of this Agreement becomes generally available to the public other than through a breach by the applicable Stockholder, any of his, her or its Affiliates or any of his, her or its or their respective Representatives of their respective obligations under Section 5.1 or this Section 5.3; (ii) is provided to the applicable Stockholder or any of his, her or its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Parent, the Surviving Corporation or any of their respective Affiliates; or (iii) constitutes Spinout Assets or relates to the Spinout Preparation Agreement. In addition, each Stockholder is allowed to disclose any particular item of Company Confidential Information to his, her or its respective tax, accounting or legal Representatives to the extent such tax, accounting or legal Representative has a need to know such information (in the provision of the Representative’s tax, accounting or legal services to the Stockholder) and is informed of the confidential nature of such information.
b.From and after the Closing, no Stockholder shall, and each Stockholder shall cause his, her or its Affiliates not to, and shall instruct his, her or its and their respective Representatives not to, use any Company Confidential Information except with respect to information referenced in clauses (i) through (iii) of Section 5.3(a) or as expressly authorized in writing by Parent or the Surviving Corporation. Each Stockholder shall, and shall cause his, her or its Affiliates to, and shall instruct his, her or its and their respective Representatives to, take the same degree of care to protect the Company Confidential Information that such Person uses to protect his, her or its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.
c.Notwithstanding the foregoing, no Stockholder shall be in breach of this Section 5.3 as a result of any disclosure of Company Confidential Information that is required by applicable Law or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Stockholder; provided, however, that the applicable Stockholder shall give advance written notice of such compelled disclosure to Parent, and shall cooperate with Parent in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that the applicable Stockholder shall disclose no larger portion of such Company Confidential Information than that which is legally required to be disclosed.
d.Each Stockholder agrees to accept responsibility and liability for any breach of this Section 5.3 by any of his, her or its Affiliates or any of his, her or its or their respective Representatives.
Section 5.4. Non-Disparagement.
a.Each Preferred Stockholder agrees that he, she or it shall not, and shall cause his, her or its Affiliates not to and shall cause his, her or its and their respective Representatives not to, make or publish, verbally or in writing, any statements concerning Parent, Merger Sub, the Company or any of their respective Affiliates (including the Surviving Corporation) or any of their respective Representatives which statements are or reasonably may be construed as being injurious or inimical to the best interests of Parent, Merger Sub, the Company or any of their respective Affiliates (including the Surviving Corporation) or any of their respective Representatives, including statements alleging that Parent, Merger Sub, the Company or any of their respective Affiliates (including the Surviving Corporation) or any of their respective Representatives have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Entity (including communications made in the course of any government investigation).
b.If any Preferred Stockholder breaches, or threatens to commit a breach of, any of the provisions of this Section 5.4, Parent and the Surviving Corporation shall have the following rights and remedies not subject to any limitations under Article VII, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent or the Surviving Corporation under law or in equity:
i.the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of Parent and the Surviving Corporation and that money damages may not provide an adequate remedy to Parent and the Surviving Corporation; and
ii.the right and remedy to recover from the applicable Preferred Stockholder all monetary damages suffered by Parent or the Surviving Corporation, as the case may be, as the result of any acts or omissions constituting a breach of this Section 5.4.
c.Each Preferred Stockholder acknowledges that the restrictions contained in this Section 5.4 (i) are reasonable and necessary to protect the legitimate interests of Parent and the goodwill, customer relationships, and Intellectual Property purchased by Parent and (ii) constitute a material inducement to Parent to enter into this Agreement and consummate the Transactions.
Section 5.5. General Release.
a.Each Stockholder, on behalf of himself, herself or itself and each of his, her or its past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, Representatives, investors, stockholders, members, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company, its former, present and future Affiliates, parent and subsidiary companies, joint ventures, predecessors, successors and assigns (including Parent, the Surviving Corporation and their respective Affiliates), and their respective former, present and future Representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively the “Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Proceedings, Liens, Contracts, promises, Liabilities or Damages (whether for compensatory, special, incidental or punitive Damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, and which are based on acts, events or omissions occurring up to and including the Effective Time (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of: (i) the Stockholders under this Agreement; or (ii) the Releasing Parties to indemnification, reimbursement or advancement of expenses under the provisions of the Certificate of Incorporation or Bylaws (or any directors’ and officers’ liability insurance policy maintained by the Company in respect of the same) if any Releasing Party is made a party to a Proceeding as a result of such Releasing Party’s status as an officer, director or employee of the Company with respect to any act, omission, event or transaction occurring on or before the Effective Time.
b.Without limiting the generality of Section 5.5(a), with respect to the Released Claims, each Stockholder, on behalf of himself, herself or itself and each Releasing Party, hereby expressly waives all rights under Section 1542 of the California Civil Code and any similar Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 of the California Civil Code reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
c.
Notwithstanding the provisions of Section 1542 of the California Civil Code or any similar Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each Stockholder, on behalf of himself, herself or itself and each Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which any Stockholder or any Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).
c. Each Stockholder, on behalf of himself, herself or itself and each Releasing Party, acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each Stockholder, on behalf of himself, herself or itself and each Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.
d. Each Stockholder, on behalf of himself, herself or itself and each Releasing Party, represents, warrants, covenants and agrees that such Releasing Party has not assigned or transferred and will not assign or transfer any Released Claim or possible Released Claim against any Released Party. Each Stockholder, on behalf of himself, herself or itself and each Releasing Party, agrees to indemnify and hold the Released Parties harmless from any Liabilities, Damages, costs, expenses and attorneys’ fees arising as a result of any such assignment or transfer.
e. Each Stockholder, on behalf of himself, herself or itself and each Releasing Party, covenants and agrees not to, and agrees to cause his, her or its respective Affiliates not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Proceeding of any kind whatsoever, in law or equity, in each case against the Released Parties, or any of them, with respect to any Released Claims.
Section 5.6. Director and Officer Insurance; Indemnification.
a.Prior to the Effective Time, the Company shall, at its own expense, purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Parent that shall provide the current and former members of the Company Board and the Company’s officers (collectively, the “Indemnified D&Os”) with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company.
b.The Surviving Corporation will not knowingly take any action to alter or impair any indemnification provisions now existing in the Certificate of Incorporation or Bylaws for the benefit of any Indemnified D&Os; provided, however, that no individual who served as a director or officer of the

Company at any time prior to the Effective Time shall be entitled to indemnification from the Surviving Corporation for any matter which any Indemnitee (as hereinafter defined) is entitled to indemnification pursuant to Article VII.
Section 5.7. Section 280G.  The Company shall submit to all the Stockholders for approval (in a manner reasonably satisfactory to Parent), by the holders of such number of shares of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to the reasonable review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent that (A) a vote of the Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder (including the distribution of an appropriate information statement and execution of a 280G Waiver in advance of such distribution) and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “Section 280G Stockholder Approval”), or (B) that the Section 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits (the “280G Waiver”), which were executed by the affected individuals prior to the Stockholder vote.
ARTICLE VI.
TAX MATTERS

Section 6.1. Conflict. In the event of any conflict or overlap between the provisions of this Article VI and Article VII, the provisions of this Article VI shall control.
Section 6.2. Tax Returns. Parent shall, or shall cause the Surviving Corporation to, prepare or cause to be prepared (consistent with past practice, except as required by applicable Law) and file or cause to be filed all Tax Returns of the Company for all periods ending on or before the Closing Date that are required to be filed after the Closing Date. Parent shall provide the Stockholders’ Representative with a copy of each such income or other material Tax Return reflecting an amount for which indemnity will be sought under Article VII at least 20 days before the applicable filing date and shall consider in good faith the Stockholders’ Representative’s comments to such Tax Return.
Section 6.3. Cooperation on Tax Matters. Parent, the Surviving Corporation, the Stockholders and the Stockholders’ Representative shall fully cooperate, to the extent reasonably requested by the other party, with respect to the filing of Tax Returns, filing of Tax elections, and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and provision of records and information relevant to such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information. Parent, the Stockholders and the Stockholders’ Representative agree to retain records with respect to Tax matters pertinent to the Company until the expiration of the relevant statute of limitations. Parent, the Stockholders and the Stockholders’ Representative further agree to use their reasonable efforts to obtain any certificate or other document from any Governmental Entity as may be necessary to mitigate, reduce or eliminate any Tax that may be imposed.
Section 6.4. Tax Contests. The Stockholders’ Representative shall promptly notify Parent upon receipt by any Stockholder or the Stockholders’ Representative of any written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Subject to Section 6.8, in Parent’s sole discretion, Parent may elect to have sole control of the conduct of any Tax Matter, including any settlement or compromise thereof; provided that Parent shall not settle or compromise such Tax Matter without the prior written consent of the Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed; and provided that if such consent is unreasonably withheld, conditioned or delayed such consent shall not be considered to be required ). If Parent does not elect to have such sole control, the Stockholders’ Representative shall, and shall cause the Stockholders to, provide copies of all correspondence with the applicable Governmental Entity, and neither the Stockholders nor the Stockholders’ Representative shall settle or compromise such Tax Matter without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Except as otherwise provided in this Section 6.4 or Section 6.8, Parent shall have the sole right to control any audit or examination by any Tax authority, initiate any claim for refund or amend or file any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all Tax periods.
Section 6.5. Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company, on the one hand, and any of the Stockholders and their Affiliates, on the other hand, shall be terminated before the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.
Section 6.6. Straddle Periods. For purposes of this Agreement, the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis, such as amortization and depreciation deductions (other than with respect to property placed into service after the Closing Date) shall be allocated on a per diem basis.
Section 6.7. Post-Closing Actions. None of Parent or its Affiliates shall, or shall cause or permit the Surviving Corporation to, unreasonably: (i) amend any Tax Return of the Company with respect to any Pre-Closing Tax Period, enter into any voluntary disclosure agreement, engage in any voluntary compliance procedures or make any other similar voluntary contact with any Tax authority with respect to any Tax Return or Tax of the Company for any Pre-Closing Tax Period, (ii) consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to the Company for any Pre-Closing Tax Period, or (iii) make any Tax election with respect to the Company that has effect for any Pre-Closing Tax Period, if, in each case, such action could reasonably be expected to result in an amount for which indemnity may be sought under Article VII.
Section 6.8. Tax Reporting. Notwithstanding anything to the contrary contained herein, for purposes of determining the Company’s Taxes for any Pre-Closing Tax Period, including any Taxes arising out of or relating to the Taxable Spinout, and for purposes of determining the Tax consequences of the Taxable Spinout and the Merger to the Stockholders: (i) Parent, the Company, Spinout Company and each Stockholder shall treat the Spinout Stock received by such Stockholder as partial consideration for such Stockholder’s shares of Company Capital Stock in connection with the Merger for U.S. income Tax purposes, (ii) none of the Tax Returns of Parent, the Company, Spinout Company or any Stockholder shall reflect any position inconsistent with the Valuation, unless otherwise required by a Governmental Entity in connection with an audit or examination, it being understood and agreed that in the event the Valuation is challenged by any Governmental Entity, the Stockholders’ Representative shall have the right to assume the defense against any such challenge, (iii) any deductions attributable to payments of any Change of Control Payments, Company Transaction Expenses, Accrued Compensation or Deferred Compensation and any net operating losses of the Company shall be used to the fullest extent permitted by applicable Law to offset gain of the Company related to the Taxable Spinout (and in furtherance thereof, the Company shall make a closing-of-the-books election pursuant to Treasury Regulations Section 1.382-6(b) unless requested otherwise by the Stockholders’ Representative), and (iv) the Company and Spinout Company shall make an election pursuant to Section 336(e) of the Code and any similar provision of state, local, or non-U.S. Tax laws in connection with the Company’s disposition of Spinout Stock.

ARTICLE VII.
SURVIVAL AND INDEMNIFICATION

Section 7.1. Survival of Representations and Covenants.
a.Survival. Subject to Section 7.1(d), the representations and warranties made by the Company in this Agreement shall survive the Effective Time until the first anniversary of the Closing Date (the date of expiration of such period, the “Survival Date”); provided, however, that, the representations and warranties made by the Company in Section 3.16(k), and the right to make indemnification claims in respect of such representations and warranties, shall survive until the sixth anniversary of the Closing Date (with all references herein to the “Survival Date” being understood to be references to, with regard to the representations and warranties made by the Company in Section 3.16(k), and the right to make indemnification claims in respect of such representations and warranties, the date of expiration of such six-year period); provided, further, that if, at any time on or before the Survival Date, any Indemnitee delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of, or a potential inaccuracy in or a potential breach of, any such representation or warranty and asserting facts reasonably expected to establish a claim for recovery under Section 7.2 based on such alleged inaccuracy or breach or potential inaccuracy or breach, then the relevant representation and warranty and claim for recovery shall survive the Survival Date solely with respect to such claim until such time as such claim is fully and finally resolved or withdrawn.
b.Parent Representations. All representations and warranties made by Parent and Merger Sub shall terminate and expire at the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.
c.Survival of Covenants. All covenants and agreements of the parties hereto contained herein shall survive the Effective Time until fully waived in writing, performed or complied with.
d.Intentional Misrepresentation; Fraud. The limitations set forth in Section 7.1(a) and Section 7.1(b) shall not apply in the event of any intentional misrepresentation or fraud (as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties).
Section 7.2. Indemnification by the Stockholders.
a.Indemnification. From and after the Effective Time (but subject to Section 7.1 and Section 7.3), the Stockholders, severally but not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

i.any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of the Company or the Stockholders under or pursuant to this Agreement or in connection with the Transactions;
ii.any breach or non-fulfillment of any covenant or other obligation of or to be performed by any of the Stockholders or the Stockholders’ Representative (in his, her or its capacity as such) in this Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of the Stockholders under or pursuant to this Agreement or in connection with the Transactions;
iii.without duplication, any unpaid Pre-Closing Taxes not accounted for in the calculation of the Final Merger Consideration;
iv.without duplication, any inaccuracy in the Allocation Schedule or schedule of Pre-Preference-Satisfaction Pro Rata Shares or Post-Preference-Satisfaction Pro Rata Shares;
v.without duplication, any claim of a Stockholder or former stockholder of the Company or any claim of a holder of Company Options or former holder of Company Options, in each case in his, her or its capacity as such, or of any other Person, to receive any payment (other than the right of the listed Stockholders of record to receive their respective Pre-Preference-Satisfaction Pro Rata Shares of the Net Estimated Merger Consideration and (if and when ever applicable) their respective Pre-Preference-Satisfaction Pro Rata Shares of the portion of the Additional Merger Consideration before the point of Preference Satisfaction (if any) and their respective Post-Preference-Satisfaction Pro Rata Shares of the portion of the Additional Merger Consideration after the point of Preference Satisfaction (if any) pursuant to this Agreement) based upon a claim of ownership or rights to ownership of any equity interests of the Company;
vi.without duplication, the amount of any Change of Control Payment, any Accrued Compensation, any Deferred Compensation, any Company Transaction Expenses, or any Indebtedness remaining unpaid at the Closing and not accounted for in the calculation of the Final Merger Consideration;
vii.any claim for appraisal or dissenters’ rights under the laws of any State, including any payment in respect of Dissenting Shares in excess of the amounts otherwise payable to the holders seeking such rights under Section 2.6(c)/Section 2.6(d) and any other costs or expenses (including attorneys’ fees, costs and expenses in connection with any Proceeding or in connection with any investigation) in respect of any such claims;
viii.any claim, liability or obligation in respect of or directly associated with any Spinout Assets, whether arising before or after the Closing;
ix.any claim by The Board of Trustees of the Leland Stanford Junior University that the Merger Consideration and Additional Merger Consideration should be treated as Nonroyalty Sublicensing Consideration under Stanford Agreement 2016 so as to result in any amounts being payable to The Board of Trustees of the Leland Stanford Junior University under Section 4.6 of Stanford Agreement 2016 as a result of such characterization; or
x.any portion of the principal amount of (and the corresponding interest on) any PPP loan received by the Company which by January 31, 2021 is not forgiven pursuant to applicable Law under applicable PPP program rules.

b.Damage to Parent. The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the capital stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach. This Section 7.2(b) shall not, however, allow a duplicative recovery of the same Damages by Parent, on the one hand, and the Indemnitees other than Parent, on the other hand.
Section 7.3. Limitations.
a.Basket.
i.The Stockholders shall not be required to make any indemnification payment pursuant to Section 7.2(a)(i)-(vii) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $20,000 (the “Basket Amount”) in the aggregate. Once the total amount of such Damages exceeds the Basket Amount, then the Indemnitees shall be entitled to be indemnified and held harmless against and compensated and reimbursed for the entire amount of such Damages (subject to the Section 7.3(b) cap, if applicable), and not merely the portion of such Damages exceeding the Basket Amount.
ii.The limitation set forth in Section 7.3(a)(i) shall not apply (and shall not limit the indemnification or other obligations solely of the Stockholder or Stockholders that perpetuated such intentional misrepresentation or fraud) in the event of intentional misrepresentation or fraud (as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties).
b.Overall Liability Cap. Recourse by the Indemnitees under this Article VII shall be limited to an aggregate amount equal to the Additional Merger Consideration; provided, however, that the limitation set forth in this Section 7.3(b) shall not apply (and shall not limit the indemnification or other obligations solely of the Stockholder or Stockholders that perpetuated such intentional misrepresentation or fraud) in the event of intentional misrepresentation or fraud (as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties).
c.Qualifications. For purposes of Section 7.2(a), with respect to each representation, warranty, covenant or agreement contained in this Agreement that is subject to a “materiality,” “material,” “Company Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge or Knowledge of the Company), any such qualification shall be disregarded for purposes for purposes of calculating the amount of any Damages that is subject to indemnification hereunder.
d.Representations Not Limited. The Company and the Stockholders agree that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Article VII relating to the representations, warranties, covenants and obligations of the Company and the Stockholders are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the

Company or any other Person (other than by specific inclusion in the Company Disclosure Schedule), and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.
e.Special Rule. For avoidance of doubt: this Section 7.3 shall not apply to Section 7.2(a)(ix) or Section 7.2(a)(x).
f.No Double Recovery. If an Indemnitee’s claim under Section 7.2(a) based on a single nucleus of operative facts may be brought under different sections of Section 7.2(a), then such Indemnitee shall have the right to bring such claim under any applicable section it chooses in accordance with Section 7.2(a), provided, however, that in no event shall any Indemnitee be entitled to double recovery with respect to any particular incident, fact or event which resulted in Damages subject to indemnification under Section 7.2(a) regardless of whether there were breaches of more than one representation, warranty, covenant, agreement or otherwise.
Section 7.4. No Contribution. Each Stockholder waives, and each Stockholder acknowledges and agrees that such Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Parent, the Surviving Corporation or the Company in connection with any indemnification obligation or any other Liability to which such Stockholder may become subject under or in connection with this Agreement or any other agreement, document, certificate or instrument delivered to Parent in connection with this Agreement. Effective as of the Closing, each Stockholder expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Corporation or the Company. It is agreed, however, that this Section 7.4 shall not apply to indemnification rights of officers or directors of the Company as such, except in cases of bad faith or willful misconduct.
Section 7.5. Tax Limitations. Notwithstanding anything to the contrary contained herein, no Indemnitee shall have a claim for Damages under this Article VII with respect to: (i) the amount, value or condition of, or any Indemnitee’s ability to use after the Closing Date, any Tax attributes of the Company (and neither the Stockholders nor the Company are making nor shall be construed to have made any representation or warranty with respect to such matters), (ii) any Taxes resulting from any election by or at the direction of Parent under Section 338 of the Code (or any similar or analogous provision of applicable law) with respect to the transactions contemplated hereby, or (iii) any Taxes resulting from any action taken by Parent or the Company at the direction of Parent on the Closing Date after the Closing outside the ordinary course of business. There shall be no double-recovery of Damages under this Article VII to the extent of (and in respect of) the amount of Taxes that were taken into account in the calculation of Indebtedness, Change of Control Payments, Company Transaction Expenses, Current Liabilities, Accrued Compensation or Deferred Compensation.
Section 7.6. Defense of Third Party Claims.
a.In the event of the assertion or commencement by any Person, other than a party hereto, of any claim or Proceeding (whether against the Surviving Corporation, the Company, Parent or any other Person) with respect to which the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article VII (a “Third Party Claim”), Parent shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Stockholders’ Representative; provided, however, that the Stockholders’ Representative may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim or Proceeding. If Parent so proceeds with the defense of any such Third Party Claim:

i.subject to the other provisions of this Article VII, all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Stockholders solely from the Additional Merger Consideration and any recoveries of such defense costs therefrom shall count against the liability cap set forth in Section 7.3(b);
ii.the Stockholders’ Representative shall use commercially reasonable efforts to make available to Parent any reasonably requested documents and materials in his, her or its and in the Stockholders’ possession or control that may be necessary to the defense of such Third Party Claim; and
iii.Parent may not settle, adjust or compromise such Third Party Claim without the consent of the Stockholders’ Representative (it being understood and agreed that if Parent requests that the Stockholders’ Representative consent to a settlement, adjustment or compromise, the Stockholders’ Representative shall not unreasonably withhold, condition or delay such consent; without limitation, withholding, delaying or conditioning such consent will not be deemed to be unreasonable if such settlement, adjustment or compromise does not provide full release of the claims raised against the respective Stockholders).
b.If Parent does not elect to proceed with the defense of any such Third Party Claim, the Stockholders’ Representative shall proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed; without limitation, withholding, delaying or conditioning such consent will not be deemed to be unreasonable if such settlement, adjustment or compromise does not provide full release of the claims raised against Parent and the Surviving Corporation). Parent shall give the Stockholders’ Representative prompt notice of the commencement of any such Third Party Claim against any Indemnitee and shall keep the Stockholders’ Representative reasonably informed at all stages thereof; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the obligations of the Stockholders under this Article VII (except to the extent such failure materially prejudices the defense of such Third Party Claim).
Section 7.7. Indemnification Claim Procedure.
a.If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may (pursuant to a Third Party Claim asserted or commenced before the Survival Date) incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article VII or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud or intentional misrepresentation), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) promptly, and in any case within 30 days’ of becoming aware of such claim, to the Stockholders’ Representative and, to the extent any Additional Merger Consideration remains, to Parent. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this Article VII or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee reasonably believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).
b.During the 20-day period commencing upon delivery by an Indemnitee to the Stockholders’ Representative of a Notice of Claim (the “Claim Dispute Period”), the Stockholders’

Representative may deliver to the Indemnitee who delivered the Notice of Claim and, to the extent any Additional Merger Consideration remains, to Parent a written response (the “Response Notice”) in which the Stockholders’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnitee; or (iii) in good faith indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Stockholders’ Representative’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Stockholders’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If no Response Notice is delivered before the expiration of the Claim Dispute Period, then the Stockholders shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.
c.If: (i) the Stockholders’ Representative delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee; or (ii) the Stockholders’ Representative does not deliver a Response Notice during the Claim Dispute Period, then, within three Business Days following the receipt of such Response Notice by the Indemnitee (and, to the extent any Additional Merger Consideration remains, by Parent) or within three Business Days after the expiration of the Claim Dispute Period, as the case may be: (A) to the extent any Additional Merger Consideration remains, Parent shall release to the applicable Indemnitee from the Additional Merger Consideration an amount in cash equal to the full Claimed Amount (or such lesser amount as is then the remaining Additional Merger Consideration).
d.If the Stockholders’ Representative delivers a Response Notice during the Claim Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then within three Business Days following the receipt of such Response Notice by the Indemnitee (and, to the extent any Additional Merger Consideration remains, by Parent), to the extent any Additional Merger Consideration remains, Parent shall release to the applicable Indemnitee from the Additional Merger Consideration an amount in cash equal to the Agreed Amount (or such lesser amount as is the remaining Additional Merger Consideration).
e.If the Stockholders’ Representative delivers a Response Notice during the Claim Dispute Period indicating that there is a Contested Amount, the Stockholders’ Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Stockholders’ Representative resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Stockholders’ Representative; provided, that other than in the case of intentional misrepresentation or fraud (as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties), in no event shall the Stipulated Amount be greater than the then remaining Additional Merger Consideration. Within three Business Days following the execution of such settlement agreement, to the extent any Additional Merger Consideration remains, Parent shall pay to the applicable Indemnitee an amount in cash equal to the Stipulated Amount (or such lesser amount as is the remaining Additional Merger Consideration).
f.In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and the Stockholders, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee) that remains unresolved after application of the terms of Section 7.7(a)-(e), such dispute shall be settled in accordance with Section 8.10 hereof.
g.Notwithstanding the foregoing, nothing in this Section 7.7 shall increase or expand the indemnification obligations or liabilities of the Stockholders beyond the Additional Merger Consideration (except in the case of intentional misrepresentation or fraud, as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties, solely with respect to the Stockholder or Stockholders that perpetuated such intentional misrepresentation or fraud).
Section 7.8. Setoff. In addition to Section 7.7 and any rights of setoff or other similar rights that Parent or any of the other Indemnitees may have at common law or otherwise, Parent shall have the right to withhold and deduct from any sum that is or may be owed to any Stockholder hereunder: (a) any amount that is otherwise payable by any Stockholder to any Indemnitee under this Article VII or to Parent but has not yet been paid; and (b) pending final determination of such dispute (including any final determination under Section 2.10 or Section 7.7), any amount with respect to which there is a dispute as to whether such amount is payable by the Stockholder to any Indemnitee or to Parent under this Agreement.
Section 7.9. Exercise of Remedies Other Than by Parent. No Indemnitee (other than Parent, the Surviving Corporation or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent, the Surviving Corporation or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
Section 7.10. Additional Merger Consideration Release.
a.If the remaining Additional Merger Consideration as of the Survival Date that exceeds the aggregate dollar amount, as of the Survival Date, of Claimed Amounts and Contested Amounts associated with all indemnification claims contained in any Notice of Claim that have not been finally resolved and paid before the Survival Date in accordance with Section 7.7 (each, an “Unresolved Additional Merger Consideration Claim” and the aggregate dollar amount of such Claimed Amounts and Contested Amounts as of the Survival Date being referred to as the “Pending Claim Amount”), then Parent shall, within three Business Days following the Survival Date, deliver an amount equal to such remaining Additional Merger Consideration minus the Pending Claim Amount to the Paying Agent (on behalf of and for distribution to the former Stockholders on a Pre-Preference-Satisfaction Pro Rata Share basis and/or, if and as applicable, on a Post-Preference-Satisfaction Pro Rata Share).
b.Following the Survival Date, if an Unresolved Additional Merger Consideration Claim is finally resolved, Parent shall, within three Business Days after the final resolution of such Unresolved Additional Merger Consideration Claim, deliver: (i) to the applicable Indemnitee an amount in cash determined in accordance with Section 7.7, if any, and (ii) to the Paying Agent (on behalf of and for distribution to the former Stockholders on a Pro Rata Share basis) an amount equal to the amount (if any) by which the remaining Additional Merger Consideration as of the date of resolution of such Unresolved Additional Merger Consideration Claim exceeds the then remaining Pending Claim Amount.
c.With regard to any Additional Merger Consideration (i.e., any post-Survival-Date Earnout Consideration) arising after the Survival Date, Section 7.10(a)-(b) shall be applied on each January 1, April 1, July 1 and each October 1 after the Survival Date as if such January 1, April 1, July 1 or such October 1 were the Survival Date – mutatis mutandis.

d.Notwithstanding anything to the contrary in this Agreement, if an Indemnitee delivers a Notice of Claim pursuant to the indemnity set forth in Section 7.2(a) for breaches of the representations and warranties made by the Company in Section 3.16(k), the payment of any applicable Additional Merger Consideration due shall not be withheld, setoff or delayed unless a third party has filed a Proceeding for the alleged infringement, misappropriation or similar claim, or the Indemnitee has filed a good faith declaratory judgment Proceeding against the third party with regard thereto, or the Indemnitee has agreed to a pre-Proceeding settlement with regard to the alleged infringement, misappropriation or similar claim. Nothing in this Section 7.10(d) shall affect in any way any Section 7.1(a) survival period or limit the ability of the Indemnitees to obtain indemnification for Damages in the aggregate amount specified in, and subject to, Section 7.3(b).
Section 7.11. Exclusive Remedy. Except: (a) for equitable relief, to which any party hereto may be entitled pursuant to this Agreement; (b) for Damages resulting from or arising out of fraud or intentional misrepresentation (as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties); and (c) as otherwise expressly provided in this Agreement, after the Effective Time the indemnification provided in this Article VII shall be the sole and exclusive remedy of the parties for monetary damages for any of the matters listed in Section 7.2(a) above, including, without limitation, any breach of any representation, warranty or covenant contained in this Agreement, but expressly excluding any intentional misrepresentation or fraud (as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties).
Section 7.12. Characterization of Payments. Any indemnity payments made pursuant to this Article VII shall constitute an adjustment to the Final Merger Consideration for Tax purposes and shall be treated as such by the parties to this Agreement and the Stockholders on their Tax Returns unless otherwise required by applicable law.
ARTICLE VIII.
MISCELLANEOUS

Section 8.1. Amendment and Modification. This Agreement may be amended, modified or supplemented in any and all respects by (but only by) written agreement of the parties hereto.
Section 8.2. Waiver.
a.No failure on the part of any party to assert or exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in asserting or exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial assertion or exercise of any such power, right, privilege or remedy shall preclude any other or further assertion or exercise thereof or of any other power, right, privilege or remedy.
b.No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 8.3. Notices. Any notice, request, approval, consent or other such communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if and only if delivered in person, by email or by internationally recognized overnight courier service to the party to which it is directed at its physical or email address shown below or such other physical or email address as such party shall have last given by such written notice to the other parties in accordance with this Section:

a.if to the Company (before the Effective Time), to:
xCella Biosciences, Inc.
1440 O’Brien Drive, Suite D
Menlo Park, CA 94025
Attention: Dirk Thye
Email: dthye@xcellabio.com

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention: Michael Coke
Email: mcoke@wsgr.com
b.if to the Stockholders’ Representative, to:
Eton Venture Services, Ltd. Co.
3112 Windsor Drive, Suite A208
Austin, TX 78703
Attention: Chris Walton
Email: cwalton@etonvs.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention: Michael Coke
Email: mcoke@wsgr.com
c.if to Parent or Merger Sub (or, from and after the Effective Time, the Surviving Corporation), to:
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, California 92121
Attention: Charles Berkman
Email: cberkman@ligand.com
with a copy (which shall not constitute notice) to:
Stradling Yocca Carlson & Rauth, a Professional Corporation
4365 Executive Drive, Suite 1500
San Diego, California 92121
Attention: Hayden Trubitt
Email: htrubitt@sycr.com

If sent by email, the date on which such notice, request, approval or consent shall be deemed delivered is the date of transmission, if such notice, request, approval or consent is sent via email to such email address before 5:00 p.m. at the location of receipt on a Business Day, or the first Business Day after the date of transmission, if such notice, request, approval or consent is sent via email to such email address at or after 5:00 p.m. at the location of receipt on a Business Day or on a day that is not a Business Day. If sent by internationally recognized overnight courier, the date on which such notice, request, approval or consent shall be deemed delivered is the next Business Day after the date of deposit with such courier (by the courier’s stated time for enabling next-business-day delivery), and if delivered after such stated time shall be deemed to be the second Business Day after the date of deposit.

Section 8.4. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by electronic mail attachment in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.
Section 8.5. Entire Agreement; Third Party Beneficiaries.
a.This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, whether written and oral, among or between the parties (or among or between any set of the parties) with respect to the subject matter of this Agreement; provided, however, that any existing confidentiality agreement shall remain in effect until the Effective Time. None of the parties hereto have made any promises, representations, warranties, covenants, or undertakings, other than those expressly set forth herein, to induce the other parties to execute and deliver this Agreement, and each of the parties acknowledge that the other parties have not executed or delivered this Agreement in reliance upon any such promise, representation, or warranty, covenant or undertaking not contained herein.
b.Except for the rights of Stockholders, Indemnified D&Os and Indemnitees expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights, benefits or remedies whatsoever.
Section 8.6. Severability. Any term, provision, covenant or restriction of this Agreement that is invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms, provisions, covenants and restrictions hereof or the validity or enforceability of the offending term, provision, covenant or restriction in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term, provision, covenant or restriction hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term, provision, covenant or restriction, to delete specific words or phrases or to replace any invalid, void or unenforceable term, provision, covenant or restriction with a term, provision, covenant or restriction that is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable term, provision, covenant or restriction, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid, void or unenforceable term, provision, covenant or restriction with a valid and enforceable term, provision, covenant or restriction that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable term, provision, covenant or restriction.
Section 8.7. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to the Merger or this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of statutes of repose or of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each party hereto agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the parties’ respective interests and contacts with the State of Delaware. Each of the parties waives any right or interest in having the Laws of any other state, including specifically, state Law regarding statutes of repose or of limitations or other limitations periods, apply.
Section 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto; provided, however, that without such prior written consent: (a) each of Parent and Merger Sub may assign its rights and/or delegate its obligations under this Agreement (in whole but not in part) to any of its Affiliates; and (b) any or all of the rights and interests and/or obligations of Parent or Merger Sub under this Agreement: (i) may be assigned and/or delegated to any purchaser of a substantial portion of the assets of Parent, Merger Sub or any of their respective Affiliates (whereupon the assigning party shall cease to have any further liabilities or obligations hereunder); and (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Parent, Merger Sub or any of their respective Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void.
Section 8.9. Expenses. Except as expressly set forth in this Agreement, all fees, costs and expenses incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger occurs; provided, however, that Parent may pay any such fees, costs and expenses incurred by Parent or Merger Sub or on their behalf directly or through one of its Affiliates (including the Surviving Corporation following the Closing).
Section 8.10. Submission to Jurisdiction; Waiver of Jury Trial.
a.Each party hereto, for itself and its successors and assigns, irrevocably agrees that any Proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in any state or federal court in San Diego County or Orange County, California (and each such party shall not bring any Proceeding arising out of or relating to this Agreement or any of the Transactions in any court other than the aforesaid courts), and each party hereto, for itself and its successors and assigns and in respect to its property, hereby irrevocably submits with regard to any such Proceeding, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each party hereto, for itself and its successors and assigns, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding: (i) any position that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts; and (iii) that (A) such Proceeding in any such court is brought in an inconvenient forum; (B) the venue of such Proceeding is improper; and (C) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.
b.EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH PROCEEDING; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(b).
Section 8.11. Construction of Agreement.
a.The terms and provisions of this Agreement represent the results of negotiations among the parties hereto, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.
b.All references in this Agreement to Sections, Articles and Schedules without further specification are to Sections and Articles of, and Schedules to, this Agreement.
c.The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning, interpretation or construction of any provisions of this Agreement.
d.Unless the context otherwise requires, “or” is not exclusive.
e.Unless the context otherwise requires, “including” means “including but not limited to”.
f.Unless the context otherwise requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
g.Time is of the essence in the performance of the parties’ respective obligations under this Agreement.
h.Any item disclosed in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed in any other section or subsection of the Company Disclosure

Schedule if the relevance of such item to the other section or subsection is readily apparent on the face of such disclosure.
Section 8.12. Specific Performance and Other Remedies. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other parties, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, the parties hereto acknowledge that the parties hereto shall be entitled to an injunction or injunctions (on a temporary, preliminary and/or permanent basis) to prevent breaches or threatened breaches of this Agreement by any other party and/or to an order for specific performance of the terms hereof, without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at law or equity. No party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable with respect to any breach of this Agreement.
Section 8.13. Stockholders’ Representative.
a.Appointment. Each Stockholder shall, without any further action on the part of any such Stockholder, be deemed (by virtue of the adoption and approval of this Agreement and approval of the Merger and/or such Stockholder’s acceptance of any consideration pursuant to this Agreement) to have consented to the irrevocable nomination, constitution and appointment of Eton Venture Services, Ltd. Co. as the agent and true lawful attorney in fact of such Stockholder (the “Stockholders’ Representative”), with full power of substitution, to act in the name, place and stead of such Stockholder for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in his, her or its sole discretion, determine to be necessary, desirable or appropriate in connection with such Stockholders’ Representative’s duties and obligations under this Agreement or in connection with the distribution of any amounts deposited with the Paying Agent for the benefit of and for distribution to the former Stockholders pursuant to this Agreement.
b.Authority. Each Stockholder shall, without any further action on the part of any such Stockholder, be deemed (by virtue of the adoption and approval of this Agreement and approval of the Merger and/or such Stockholder’s acceptance of any consideration pursuant to this Agreement) to have granted to the Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Stockholders (in the name of any or all of the Stockholders or otherwise) any and all documents that the Stockholders’ Representative may, in his, her or its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in his, her or its sole discretion, determine to be appropriate, in performing his, her or its duties as contemplated by this Agreement or in connection with the distribution of any amounts deposited with the Paying Agent for the benefit of and for distribution to the former Stockholders pursuant to this Agreement. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement executed in connection with the Transactions: (i) each of the Surviving Corporation, Parent, each Indemnitee and each such party’s Representatives shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to the Closing Date Statement and the determination of the Final Merger Consideration under Section 2.10, on all tax matters under Article VI, on all matters relating to any claim for indemnification, compensation or reimbursement under Article VII, and on all matters related to the Additional Merger Consideration; and (ii) each of the Surviving Corporation, Parent, each Indemnitee and each such party’s Representatives shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders’ Representative, as fully binding upon such Stockholder. The Stockholders, individually and independently, hereby acknowledge and agree that (x) the Paying Agent shall be solely responsible for ensuring that each Stockholder receives that portion of any amount(s) to which such Stockholder is entitled in connection with the Transactions based upon his, her or its Pre-Preference-Satisfaction Pro Rata Share and/or (as applicable) Post-Preference-Satisfaction Pro Rata Share and which is paid by Parent to the Paying Agent; (y) upon payment of any such amount(s) to the Paying Agent, Parent shall have no further obligation or Liability to any individual Stockholder for payment of such Stockholder’s Pre-Preference-Satisfaction Pro Rata Share and/or (as applicable) Post-Preference-Satisfaction Pro Rata Share of such payment or otherwise; and (z) Parent shall bear no obligation or responsibility to any Stockholder with regard to the obligations of the Paying Agent relating to the pro-rata distribution of such payments or otherwise.
c.Power of Attorney. Each Stockholder recognizes and intends that the power of attorney granted in this Section 8.13: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; (iii) shall apply equally as to any successor Stockholders’ Representative, as to the initial Stockholders’ Representative; and (iv) shall survive the death, incapacity, dissolution, liquidation or winding up of each and any of the respective Stockholders.
d.Replacement. If the Stockholders’ Representative shall die, resign, become disabled, or otherwise be unable to fulfill his, her or its responsibilities hereunder, the Stockholders shall (by consent of the Stockholders entitled to at least a majority of the Merger Consideration), within 10 days after such death, resignation, disability, or inability, appoint a successor to the Stockholders’ Representative (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Representative as Stockholders’ Representative hereunder. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Stockholders.
e.Fees and Expenses. The Stockholders’ Representative shall be entitled to reimbursement from the Stockholders of all reasonable documented expenses incurred in the performance of his, her or its duties hereunder. In no event shall Parent, Merger Sub, the Company or the Surviving Corporation have any responsibility for any fees or expenses of the Stockholders’ Representative, or for the payment or satisfaction thereof.
Section 8.14. Conflict Waiver. Recognizing that Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) has acted as legal counsel to certain of the Stockholders and the Company and its affiliates in connection with the transactions contemplated by this Agreement, and that WSGR may act as legal counsel to certain of the Company’s Stockholders after the Closing, each of Parent, Merger Sub and the Surviving Corporation hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with WSGR representing any such Stockholders and/or its Affiliates after the Closing as such representation may relate to the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Stockholders and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Stockholders and their Affiliates (and not the Company). Accordingly, the Company shall not have access to any such communications, or to the files of WSGR relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the applicable Stockholders and their Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of WSGR in respect of such engagement constitute property of the client, only the applicable Stockholders and their Affiliates (and not the Company) shall hold such property rights and (c) WSGR shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between WSGR and the Company. WSGR shall be a third-party beneficiary to this Agreement, solely with respect to this Section 8.14.

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IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Stockholders’ Representative have caused this Agreement and Plan of Merger to be executed and delivered on the date first set forth above.
PARENT:
Ligand Pharmaceuticals Incorporated
By:  /s/ Charles Berkman
Name: Charles Berkman
Title: Senior Vice President, General Counsel and Secretary
MERGER SUB:
XSP Merger, Inc.
By:  /s/ Charles Berkman
Name: Charles Berkman
Title: Senior Vice President, General Counsel and Secretary
COMPANY:
xCella Biosciences, Inc.
By:  /s/ Dirk Thye
Name: Dirk Thye
Title: Acting CEO
STOCKHOLDERS’ REPRESENTATIVE:
Eton Venture Services, Ltd. Co.
By:  /s/ Chris Walton
Name: Chris Walton
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]